UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant:  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ABRAXAS PETROLEUM CORPORATION

(Name of Registrant as Specified in its Charter)

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Proxy Statement

ABRAXAS PETROLEUM CORPORATION

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

September 30, 2020

Dear Stockholders:

You are invited to attend the 2020 Annual Meeting of Stockholders of Abraxas Petroleum Corporation to be held virtually on November 10, 2020, at 9:00 a.m., local time. Due to the significant public health impact of the coronavirus pandemic (COVID-19) and as a necessary precaution to protect the health, safety, and wellbeing of our officers, directors, and stockholders, the meeting will be held in a virtual-only format. You will not be able to physically attend the meeting.

The meeting will be held via a live audio webcast. Instructions on how to attend the Annual Meeting are posted at www.proxydocs.com/AXAS. Prior registration to attend the Annual Meeting at www.proxydocs.com/AXAS is required by 5:00 p.m. Eastern Time on November 6, 2020. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. We recommend that you log in at least fifteen minutes prior to the start of the meeting. Technical support will be available during the virtual meeting. Further details will be provided to shareholders as part of the registration confirmation. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the notice and proxy statement following this letter.

The annual report, notice of Annual Meeting, proxy statement and proxy card will be accessible by following the instructions set forth in the Notice of Internet Availability of Proxy Materials, which will be mailed to our stockholders on or about September 30, 2020. Proxy cards are being solicited on behalf of our Board of Directors.

Regardless of whether you plan to attend the Annual Meeting virtually, we hope you will read the proxy statement carefully and vote your shares by promptly submitting a proxy by printing, signing, dating and mailing your proxy card to Abraxas’ corporate office, located at the address set forth above, or by submitting your proxy by telephone or the Internet as soon as possible. Instructions regarding telephone and Internet voting are included in the Notice of Internet Availability of Proxy Materials and on the proxy card or voting instruction form (or, if applicable, your electronic delivery notice). Choosing one of these voting options ensures your representation at the Annual Meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Morrow Sodali LLC toll free at (800) 662-5200.

Thank you for your continued support of Abraxas Petroleum Corporation.

Robert L.G. Watson

Chairman of the Board, President,

and Chief Executive Officer

Proxy Statement

ABRAXAS PETROLEUM CORPORATION

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 10, 2020

To the Stockholders of Abraxas Petroleum Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Abraxas Petroleum Corporation (“Abraxas” or the “Company”) will be held in a virtual-only meeting format, by live audio webcast, on November 10, 2020 at 9:00 a.m., local time, for the following purposes:

(1)	To elect as director to the Abraxas Board of Directors the nominees named below for a term of three years:

•	Robert L. G. Watson

•	Todd Dittmann

(2)	To ratify the appointment of Akin, Doherty, Klein & Feuge, PC as Abraxas’ independent registered public accounting firm for the year ended December 31, 2020; and

(3)	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

(4)	To transact any other business that has been properly brought before the meeting in accordance with the provisions of the Company’s Amended and Restated Bylaws.

Your Board recommends that you vote FOR the nominees named in Proposal 1 and FOR Proposals 2 and 3.

We invite you to attend and participate in the Annual Meeting virtually. Instructions on how to attend the Annual Meeting are posted at www.proxydocs.com/AXAS. Prior registration to attend the Annual Meeting at www.proxydocs.com/AXAS is required by 5:00 p.m. Eastern Time on November 6, 2020. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. Whether or not you expect to attend the Annual Meeting virtually, we urge you to vote by telephone or the Internet as soon as possible by following the instructions provided in the Notice of Internet Availability of Proxy Materials that will be mailed to our stockholders on or about September 30, 2020, or by printing, signing, dating, and mailing your proxy card to Abraxas’ corporate office, located at the address set forth above. If you are a beneficial holder, you may also vote your shares by telephone or the Internet using the instructions provided to you by your broker, bank or other nominee. You may revoke your proxy at any time prior to the Annual Meeting, and, if you attend the virtual Annual Meeting, you may vote your shares of Abraxas common stock electronically.

The Board of Directors has fixed the close of business on September 15, 2020 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at the close of business on September 15, 2020 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices, 18803 Meisner Drive, San Antonio, Texas 78258 for ten days prior to the Annual Meeting. If you would like to review the stockholder list, please call our Investor Relations department at (210) 490-4788 to schedule an appointment or, in light of COVID-19, make other arrangements to view the list.

All stockholders are cordially invited to attend the virtual Annual Meeting. If you have any questions about the proxy or require assistance in voting your shares on the proxy card or voting instruction form, please contact the firm assisting us in the solicitation of proxies, Morrow Sodali LLC, toll free at (800) 662-5200.

By Order of the Board of Directors,

Robert L. G. Watson
Chairman of the Board, President, and Chief Executive Officer

San Antonio, Texas

September 30, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be held November 10, 2020:

This proxy statement and our 2019 Annual Report on Form 10-K are available at

www.proxydocs.com/AXAS, which does not have “cookies” that identify visitors to the site.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the contact listed below:

470 West Avenue

Stamford, Connecticut 06902

(203) 658-9400 (Call Collect)

or

Call Toll-Free (800) 662-5200

Proxy Statement

i

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION	43

STOCKHOLDER PROPOSALS FOR 2021 ABRAXAS ANNUAL MEETING	44

OTHER MATTERS	45

ii

Proxy Statement

ABRAXAS PETROLEUM CORPORATION

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

PROXY STATEMENT

The Board of Directors of Abraxas Petroleum Corporation (“Abraxas” or the “Company”) is soliciting proxies to vote shares of common stock at the 2020 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on November 10, 2020, in a virtual-only meeting format, by live audio webcast, and at any adjournment thereof. Instructions on how to attend the Annual Meeting are posted at www.proxydocs.com/AXAS. Prior registration to attend the Annual Meeting at www.proxydocs.com/AXAS is required by 5:00 p.m. Eastern Time on November 6, 2020. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions.    A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review this proxy statement and the accompanying proxy, and how to access the proxy card to vote on the Internet or by telephone, is first being mailed to stockholders on our about September 30, 2020. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during regular business hours at Abraxas’ corporate office, located at the address set forth above. If you would like to review the stockholder list, please call our Investor Relations department at (210) 490-4788 to schedule an appointment or, in light of COVID-19, make other arrangements to view the list.

Record Date; Shares Entitled To Vote; Quorum

The Board of Directors has fixed the close of business on September 15, 2020 as the record date for Abraxas stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock as of the record date are entitled to vote at the Annual Meeting. As of the record date, there were 168,069,305 shares of Abraxas common stock outstanding, which were held by approximately 908 holders of record. Stockholders are entitled to one vote for each share of Abraxas common stock held as of the record date.

The holders of a majority of the outstanding shares of Abraxas common stock issued and entitled to vote at the Annual Meeting must be present in person (including virtually) or by proxy to establish a quorum for business to be conducted at the Annual Meeting. Abstentions and “broker non-votes” are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

A “broker non-vote” occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under New York Stock Exchange rules. A broker non-vote may also occur if your broker fails to vote your shares for any reason. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as Proposals One and Three. Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that stockholders provide their brokers with voting instructions. Proposal Two, ratification of the appointment of our independent registered public accounting firm, will be a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.

Votes Required

The votes required for each proposal is as follows:

Election of Directors. Each share of our Common Stock is entitled to one vote with respect to the election of directors. Each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Abstentions and “broker non-votes” are not considered to be votes cast with respect to the election of directors. Under Nevada law, if the director is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Amended and Restated Bylaws, each director has submitted an irrevocable letter of resignation as a director that becomes effective if he or she is not elected by the stockholders and the Board accepts the resignation. If a director is not elected, the Nominating and Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Nominating and Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision regarding the tendered resignation may each consider any factors or other information that they consider appropriate. The Board of Directors will consider and act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its determination.

If you sign and submit your proxy card or voting instruction form without specifying how you would like your shares voted, your shares will be voted FOR the Board’s recommendations specified below under Proposal One–Election of Directors, and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting. Should the Company lawfully identify or nominate substitute or additional nominees before the Annual Meeting, we will file supplemental proxy material that identifies such nominee(s), discloses whether such nominee(s) has (have) consented to being named in the proxy material and to serve if elected and includes the relevant required disclosures with respect to such nominee(s).

The Board of Directors recommends a vote “FOR” the nominees on the proxy card.

Appointment of Independent Registered Public Accounting Firm. Each share of our Common Stock is entitled to one vote with respect to the ratification of the appointment of Akin, Doherty, Klein & Feuge, PC as our independent registered public accounting firm. The affirmative vote of holders of a majority of the shares of Common Stock present at the Annual Meeting in person (including virtually) or represented by proxy and entitled to vote on the matter will be considered to determine the outcome of this proposal. Abstentions from voting will have the same effect as a vote against this proposal. This proposal is a “routine” matter for which your broker does not need your voting instruction in order to vote your shares. The outcome of this proposal is advisory in nature and is non-binding.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Akin, Doherty, Klein & Feuge, PC, as Abraxas’ independent registered public accounting firm for the fiscal year ending December 31, 2020.

Advisory Vote on Executive Compensation. Each share of our Common Stock is entitled to one vote with respect to the approval, in a non-binding, advisory vote, of the compensation of our named executive officers. The affirmative vote of holders of a majority of the shares of Common Stock present at the Annual Meeting in person (including virtually) or represented by proxy and entitled to vote on the matter will be considered to determine the outcome of this proposal. Abstentions from voting will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal. Brokers, as nominees for the beneficial owner, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owner of the shares. The outcome of this proposal is advisory in nature and is non-binding.

Voting of Proxies

If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the following three methods:

•	Vote by Internet, by going to the web address www.proxyvoting.com/axas and following the instructions for Internet voting shown on the proxy card and in the Notice of Internet Availability.

•	Vote by Telephone, by dialing (800) 730-7360 and following the instructions for telephone voting shown on the proxy card and in the Notice of Internet Availability.

•	Vote by Proxy Card, by printing, completing, signing, dating and mailing your proxy card to Abraxas’ corporate office. If you vote by Internet or telephone, please do not mail your proxy card.

The deadline for voting electronically through the Internet or by telephone is 11:59 p.m., Eastern Time, on November 9, 2020.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN

Proxy Statement

PERSON (INCLUDING VIRTUALLY) AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. PLEASE SEE FURTHER INSTRUCTIONS BELOW.

The proxies identified on the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the nominated slate of directors and “FOR” proposals Two and Three. The giving of a proxy will not affect your right to vote in person (including virtually) if you decide to attend the virtual Annual Meeting.

Stockholder of Record. If your shares are registered directly in your name or with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares and the Notice of Internet Availability, containing instructions for how to access the proxy materials and a proxy card via the Internet, is being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote your shares electronically at the virtual Annual Meeting. Instructions on how to attend the Annual Meeting are posted at www.proxydocs.com/AXAS. Prior registration to attend the Annual Meeting at www.proxydocs.com/AXAS is required by 5:00 p.m. Eastern Time on November 6, 2020. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions.

Beneficial Holder. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and the Notice of Internet Availability is being forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting virtually. Instructions on how to attend the Annual Meeting are posted at www.proxydocs.com/AXAS. Prior registration to attend the Annual Meeting at www.proxydocs.com/AXAS is required by 5:00 p.m. Eastern Time on November 6, 2020. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. Additionally, since you are not the stockholder of record, in order to vote these shares electronically at the virtual Annual Meeting you must obtain a legal proxy from your broker, bank or other nominee. Your broker, bank or other nominee will provide a voting form for your use that contains instructions on how to obtain a legal proxy from your broker, bank or other nominee. Once you have obtained the legal proxy, you must send a copy of the legal proxy to our tabulator Morrow Sodali LLC via e-mail at AXAS.proxy@client.morrowsodali.com prior to November 10, 2020. If you should have any questions, please call Morrow Sodali at 800-662-5200.

How to Vote By Proxy; Revocability of Proxies

To vote by proxy, you must print, mark, sign, date, and return the proxy card to Abraxas’ corporate office or vote electronically through the Internet or by telephone. If you are a beneficial holder, you may also vote your shares by telephone or the Internet using the instructions provided to you by your broker, bank or other nominee. Any Abraxas stockholder who delivers a properly executed proxy may revoke the proxy at any time before it is voted.

Whether you vote by telephone, the Internet or by mail, you can change or revoke your proxy before it is voted at the meeting by:

•	submitting a new proxy card bearing a later date;

•	voting again by telephone or the Internet at a later time;

•	giving written notice before the meeting to our Secretary at the address set forth on the cover of this proxy statement stating that you are revoking your proxy; or

•	attending the meeting and voting your shares in person (including virtually).

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. An Abraxas stockholder whose shares are held in the name of a broker, bank or other nominee must bring a legal proxy from his, her or its broker, bank or other nominee to the meeting in order to vote in person (including virtually, following the instructions above).

Deadline for Voting by Proxy

In order to be counted, votes cast by proxy must be received prior to the Annual Meeting.

Solicitation of Proxies

The cost of soliciting proxies in the accompanying form will be borne by Abraxas. Proxies are being solicited by mail, telephone, fax, email, town hall meetings, press releases, press interviews and the Company’s Investor Relations website. In addition to solicitations by mail, a number of officers, directors and regular employees of ours may, at no additional expense to us, solicit proxies in person or by telephone. We have hired Morrow Sodali LLC to assist in the solicitation of proxies at a fee estimated not to exceed $8,000. In addition, we have agreed to reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses. We will also make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

Our website address is included several times in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Important Information Regarding Delivery of Proxy Material

The Securities and Exchange Commission has adopted rules regarding how companies must provide proxy materials to their stockholders. These rules are often referred to as “notice and access,” under which a company may select either of the following options for making proxy materials available to its stockholders:

•	the full set delivery option; or

•	the notice only option.

A company may use a single method for all of its stockholders, or use full set delivery for some while adopting the notice only option for others.

Full Set Delivery Option

Under the full set delivery option, which we have elected NOT to use for the 2020 Annual Meeting, a company delivers all proxy materials to its stockholders by mail as it would have done prior to the change in the rules. In addition to delivery of proxy materials to stockholders, the company must post all proxy materials on a publicly-accessible website and provide information to stockholders about how to access the website.

Notice Only Option

Under the notice only option, a company must post all proxy materials on a publicly accessible website. Instead of delivering proxy materials to its stockholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials.” The notice includes, among other matters:

•	information regarding the date and time of the Annual Meeting of stockholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a stockholder can request paper or e-mail copies of the proxy materials.

If a stockholder requests paper copies of the proxy materials, these materials must be sent to the stockholder within three business days and by first class mail.

In connection with its 2020 Annual Meeting of Stockholders, Abraxas has elected to use the notice only option. Accordingly, the Notice of Internet Availability will be mailed to our stockholders on or about September 30, 2020. The Notice of Internet Availability will provide instructions on how to access and review the proxy materials via the Internet and how to access the proxy card to vote by the Internet or telephone. These proxy materials include the Notice of Annual Meeting of Stockholders, proxy statement, proxy card and Annual Report on Form 10-K. Additionally, Abraxas has posted these materials at www.proxydocs.com/AXAS. If you would like to receive a printed copy of the proxy materials, please follow the instructions that are included in the Notice of Internet Availability for requesting such materials.

Householding

The Securities and Exchange Commission, or “SEC,” has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials or, as applicable, a single copy of the Notice of Internet Availability. This process, which is commonly referred to as “householding,” potentially results in extra convenience for stockholders, cost savings for companies and conservation of paper products. We have adopted this “householding” procedure.

Proxy Statement

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the Notice of Internet Availability or other proxy materials, you may:

•	send a written request to Investor Relations, Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258 or call (210) 490-4788, if you are a stockholder of record; or

•	notify your broker, if you hold your shares in street name.

Upon receipt of your request, we will promptly deliver a separate copy of the Notice of Internet Availability to you. You may also contact Investor Relations as described above if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

PROPOSAL ONE

ELECTION OF DIRECTORS

Abraxas’ Articles of Incorporation divide the Board of Directors into three classes of directors serving staggered three-year terms, with one class to be elected at each Annual Meeting. At this year’s meeting, two Class II directors are to be elected for a term of three years to hold office until the expiration of their terms in 2023, or until their respective successor has been elected and duly qualified. The nominees for Class II director are Robert L. G. Watson and Todd Dittmann. Messrs. Watson and Dittmann are currently directors. The director nominees named in this proxy statement have agreed to serve as a director if elected, and we have no reason to believe that either of them will be unable to serve. In the event that before the Annual Meeting a nominee named in this proxy statement should become unable or unwilling to serve, the person named in the proxy will vote the shares represented by any proxy received by our Board of Directors for such other person or persons as may thereafter be nominated for director by the Nominating and Corporate Governance Committee and our Board of Directors.

Assuming the presence of a quorum, a director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Abstentions and “broker non-votes” are not considered to be votes cast with respect to the election of directors. Under Nevada law, if the director is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Amended and Restated Bylaws, the director has submitted an irrevocable letter of resignation as a director that becomes effective if he or she is not elected by the stockholders and the Board accepts the resignation. If a director is not elected, the Nominating and Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Nominating and Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision regarding the tendered resignation may each consider any factors or other information that they consider appropriate. The Board of Directors will consider and act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its determination.

The Board of Directors recommends a vote “FOR” the election of the nominees to the Board of Directors.

Board of Directors

The following table sets forth the names, ages, and positions of the directors of Abraxas. The term of the Class I directors expires in 2021, the term of the Class II directors expires in 2020, but if re-elected will expire in 2023, and the term of the Class III directors expires in 2022.

Name and Municipality of Residence	Age	Office	Class
Robert L.G. Watson San Antonio, Texas	69	Chairman of the Board, President and Chief Executive Officer	II

Ralph F. Cox Fort Worth, Texas	88	Director	I

Brian L. Melton Oklahoma City, Oklahoma	50	Director	III

Angela A. Steffen Meyer Los Altos, California	59	Director	III

Todd Dittmann Houston, Texas	53	Director	II

Director Nominees

The Board unanimously recommends using the proxy card to vote FOR the Board’s nominee for Director.

Robert L.G. Watson has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Prior to forming Abraxas, Mr. Watson held petroleum engineering positions with Tesoro Petroleum Corporation and DeGolyer and MacNaughton. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

Proxy Statement

Mr. Watson has been involved in the oil and gas industry for his entire business career and is the founder of Abraxas. He has developed a wide network of personal and business relationships within the oil and gas industry. His strong engineering and financial background combined with his many years of operational experience throughout changing conditions in the market and industry provide him with the ability to successfully lead the Company.

Todd Dittmann, CFA, was appointed to the Board of Directors on August 12, 2020 in connection with the amendment of the Company’s Term Loan Credit Agreement, dated as of November 13, 2019, as amended. Mr. Dittmann is a Managing Director and Head of Energy of Angelo Gordon & Co., L.P. (Angelo Gordon) and is a member of the firm’s executive committee. Mr. Dittmann joined Angelo Gordon in 2013 and has previously held roles with D.B. Zwirn & Co., Jefferies & Co. and The Chase Manhattan Bank. Mr. Dittmann received a B.B.A. degree, with a concentration in finance, and an M.B.A. degree from the University of Texas, Austin. He is a Chartered Financial Analyst.

Mr. Dittmann is a seasoned investment professional with more than 25 years of experience in energy finance with both investing and board experience in public and private companies, including debt, equity, M&A, derivative-linked and other energy-related transactions.

Directors with Terms Expiring in 2021 and 2022

Ralph F. Cox, a director of Abraxas since December 1999, has over 50 years of oil and gas industry experience, over 30 of which were with Atlantic Richfield Company (ARCO). Mr. Cox retired from ARCO in 1985 after serving as Vice Chairman. Mr. Cox then joined Union Pacific Resources, retiring in 1989 as President and Chief Operating Officer. Mr. Cox then joined Greenhill Petroleum Corporation as President until leaving in 1994 to pursue a consulting business. Mr. Cox currently serves as a trustee for Fidelity Mutual Funds. Mr. Cox previously served as a director of Abraxas General Partner, LLC, the general partner of Abraxas Energy Partners, L.P., as a director of CH2M Hill Companies, an engineering and construction firm, as a director of World GTL Inc., a gas-to-liquids production facility, and as an advisory director of Impact Petroleum, an oil and gas exploration and production company. Mr. Cox received Bachelor of Science degrees in Petroleum Engineering and Mechanical Engineering from Texas A&M University in 1954 and completed advanced studies at Emory University.

Mr. Cox has many years of prior experience with major oil and gas companies. Mr. Cox continues his involvement in the industry through his other directorship positions. His executive-level perspective and decision making abilities continue to prove beneficial to the Company.

Brian L. Melton has served as the Senior Vice President – Commercial & Business Development of NorthStar Midstream (a private portfolio company of OakTree Capital) since September 2019. Prior to joining NorthStar, Mr. Melton worked as Chief Commercial Officer for Blueknight Energy Partners (Nasdaq: “BKEP”, or “Blueknight”), a publicly traded master limited partnership (MLP) that specializes in providing crude oil and asphalt terminalling from December 2013 until September 2019. Prior to joining Blueknight, Mr. Melton served as Vice-President of Business Development / Corporate Strategy for Crestwood Equity Partners, L.P. (NYSE: CEQP), Crestwood Midstream Energy Partners, L.P. (NYSE: CMLP), and Inergy, L.P. (NYSE: NRGY) from September 2008 until December 2013. Crestwood and Inergy are publicly-traded MLP’s that specialize in providing midstream crude oil, natural gas and natural gas liquids services to producers and midstream providers in many of the major U.S. shale plays including the Bakken, Eagle Ford, Marcellus / Utica, Barnett, Fayetteville, Haynesville and Niobrara U.S. shale regions. Prior to joining Inergy in 2008, Mr. Melton was a Director in the Energy Corporate Investment Banking groups of Wachovia Securities and A.G. Edwards, prior to its merger with Wachovia Securities in October of 2007. Mr. Melton joined A.G. Edwards in July 2000 and was a senior member of the energy corporate finance team. From November 1995 until July 2000, Mr. Melton served as Director of Finance & Corporate Planning with TransMontaigne Inc., a downstream refined products supply, transportation and logistics company. Mr. Melton has served on the Board of Directors of San Antonio, TX based exploration and production company Abraxas Petroleum Corporation (Nasdaq: AXAS) since October of 2009. Mr. Melton received a Bachelor of Science degree in Management and a Master of Business Administration degree from Arkansas State University.

We believe that Mr. Melton’s operational and business experience (particularly in the U.S. shale plays in which the Company operates), as well as Mr. Melton’s prior oil and gas investment banking experience help him bring unique insight to our Board and that his financial experience is beneficial to our audit committee.

Angela A. Steffen Meyer, a director of Abraxas since May 2019, currently serves as a Corporate Vice President of Exponent, Inc. (NASDAQ: “EXPO”, or “Exponent”), an science and engineering consulting firm. From June 2018 to

October 2019, Dr. Meyer was President and CEO of the Product Liability Advisory Council, a specialized legal association of more than 80 multinational corporations and 350 outside defense counsel. From 1990 through May 2018, Dr. Meyer worked at Exponent (formerly Failure Analysis Associates) in a variety of engineering and corporate roles and served as Vice President, Client Services (2002-2018) where she was the chief business development, marketing and client relations officer. She served on the firm’s operating and development committees. Dr. Meyer also serves on the External Advisory Board of Summit Consulting, LLC (August 2018-present) and the External Advisory Board of SMU Lyle School of Engineering (2006 – present). Dr. Meyer received a BS is , Mechanical Engineering, a MS in Mechanical Engineering, and a PhD, Mechanical Engineering, from Southern Methodist University. She is a registered professional mechanical engineer in the State of California.

Departure and Addition of Directors

On March 24, 2020, Harold D. Carter, W. Dean Karrash, Jerry J. Langdon, Dennis E. Logue, Paul A. Powell, Jr., and Edward P. Russell resigned from the Board. The resignations were in furtherance of cost cutting measures being implemented by the Company, which included reducing the size of the Board from ten to four directors. For more information see Item 5.02 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2020. Subsequently, on August 5, 2020, the Board increased the size of the Board from four to five and appointed Mr. Todd Dittmann to fill the vacancy effective August 12, 2020. For more information, see Item 5.02 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2020.

Composition of the Board of Directors

The Company believes that its Board as a whole should encompass a diverse range of talent, skill, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and business goals. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of the Company. The Company’s policy is to have at least a majority of its directors qualify as “independent” as determined in accordance with the listing standards of The NASDAQ Stock Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Nominating and Corporate Governance Committee identifies candidates for election to the Board of Directors and reviews their skills, characteristics and experience, and recommends nominees for director to the Board for approval.

The Nominating and Corporate Governance Committee believes that the Board of Directors should be composed of directors with experience in areas relevant to the strategy and operations of the Company, particularly in the oil and gas industry and complex business and financial dealings. Each of the nominees for election as a director at the Annual Meeting and each of the Company’s current directors holds or has held senior executive positions in the oil and gas industry, the financial / banking community or with publicly-traded companies. In these positions, we believe that each nominee and current director has gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. Our directors also have experience serving on boards and board committees of other public companies, as well as charitable organizations and private companies. The Nominating and Corporate Governance Committee also believes that each nominee and current director has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its Committees. With respect to each of our current directors and director nominees, their biographies on pages 6-8 detail their individual experience in the oil and gas industry, the financial/banking community and/or with publicly-traded companies, together with their past and current board positions.

Meeting Attendance

During the fiscal year ended December 31, 2019, the Board of Directors held ten meetings, the Audit Committee held four meetings, the Compensation Committee held two meetings and the Nominating and Corporate Governance Committee held one meeting. During 2019, each director attended at least 75% of all Board and applicable Committee meetings and, other than Mr. Watson, our Chairman of the Board, President and Chief Executive Officer, each director received compensation for his service to Abraxas for his role as director. See “Executive Compensation – Compensation of Directors.” Abraxas encourages, but does not require, directors to attend the Annual Meeting of stockholders; however, such attendance allows for direct interaction between stockholders and members of the Board of Directors. At Abraxas’ 2019 Annual Meeting, seven of nine independent members of the Board were present.

Proxy Statement

Committees of the Board of Directors

Abraxas has standing Audit, Compensation and Nominating and Corporate Governance Committees.

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. During 2019, the Audit Committee consisted of Messrs. Melton (Chairman), Karrash, Langdon and Powell. As of March 24, 2020 Messrs. Melton (Chairman) and Cox and Dr. Meyer serve as the Company’s Audit Committee. The Board of Directors has determined that each of Messrs. Melton and Karrash is an audit committee financial expert as defined by SEC rules. The Audit Committee Report, which appears on page 41, more fully describes the activities and responsibilities of the Audit Committee. Steven P. Harris, the Company’s Chief Financial Officer, Mr. Krog and representatives from BDO USA, LLP, the Company’s independent registered public accounting firm, along with all four members of the Company’s Audit Committee attended each meeting of the Audit Committee. In addition, the representatives from BDO USA, LLP and the Audit Committee met in executive session at each meeting.

Until March 24, 2020, the Compensation Committee consisted of Messrs. Cox (Chairman), Carter and Logue, and as of March 24, 2020, it consists of Messrs. Cox (Chairman) and Melton, and Dr. Meyer. The Compensation Committee’s role is to establish and oversee Abraxas’ compensation and benefit plans and policies, to administer its stock option plans, and to annually review and approve all compensation decisions relating to Abraxas’ executive officers. The Compensation Discussion & Analysis, which begins on page 17, more fully describes the activities and responsibilities of the Compensation Committee. The Compensation Committee submits its decisions regarding executive compensation to the independent members of the Board for approval. The agenda for meetings of the Compensation Committee is determined by its Chairman and the meetings are regularly attended by Mr. Watson. At each meeting, the Compensation Committee also meets in executive session. Mr. Cox reports the committee’s recommendations on executive compensation to the Board. The Company’s personnel support the Compensation Committee in its duties and, along with Mr. Watson, may be delegated authority to fulfill certain administrative duties regarding the Company’s compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. In May 2017, the Compensation Committee engaged Longnecker and Associates, which we refer to as “L&A” or the “Compensation Consultant”, as its independent compensation consultant. The Committee did not engage any outside compensation consultants in 2018 and 2019. For more information on the Compensation Committee’s processes and procedures, please see “Executive Compensation – Compensation Discussion & Analysis – Our Compensation Committee” and – “Elements of Executive Compensation.”

Until March 24, 2020, the Nominating and Corporate Governance Committee consisted of Messrs. Logue (Chairman), Cox and Powell, and as of March 24, 2020, it consisted of Ms. Meyer (Chairman), and Messrs. Cox and Melton. The primary function of the Nominating and Corporate Governance Committee is to develop and maintain the corporate governance policies of Abraxas and to assist the Board in identifying, screening and recruiting qualified individuals to become Board members and determining the composition of the Board and its committees, including recommending nominees for the election at the annual meeting of stockholders or to fill vacancies on the Board.

Each of the Board’s committees has a written charter and copies of the charters are available for review on the Company’s website at www.abraxaspetroleum.com.

Director Independence

The Board of Directors has determined that each of the following members of the Board of Directors is independent as determined in accordance with the listing standards of The NASDAQ Stock Market and Rule 10A-3 of the Exchange Act: Ralph F. Cox, Brian L. Melton, and Angela A. Steffen Meyer. All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent as determined in accordance with the listing standards of The NASDAQ Stock Market and Rule 10A-3 of the Exchange Act. The Board of Directors periodically conducts a self-evaluation on key Board and committee-related issues, which has proven to be a beneficial tool in the process of continuous improvement in the Board’s functioning and communication.

Board Leadership Structure

The Board of Directors believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with Abraxas’ business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes this provides Abraxas with an efficient and effective leadership model. The Board believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	a strong, independent director role;

•	regular executive sessions of the independent directors; and

•	annual performance evaluations of the Chairman and Chief Executive Officer by the independent directors.

The Board believes that the combined role of Chairman and Chief Executive Officer is in the best interest of Abraxas stockholders because it provides the appropriate balance between strategic development and independent oversight of management. In addition, in 2006, the Board appointed Mr. Cox as lead independent director to provide the Board with additional independent oversight. Mr. Cox still serves in this capacity today and leads the regularly held executive sessions.

Risk Management

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board reviews quarterly information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements to ensure that the compensation programs do not encourage excessive risk-taking. The Audit Committee oversees management of financial risks, as well as other identified risks, including information technology. The Nominating and Corporate Governance Committee manages the risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating specific risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

The Board of Directors, together with the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee, coordinate with each other to provide company-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about the Company’s management of strategic, credit, interest rate, financial reporting, liquidity, compliance and operational risks. While the Company has not developed a company-wide risk statement, the Board of Directors believes a well-balanced operational risk profile with heavier weighting towards exploitation projects as opposed to exploratory projects, together with a relatively conservative approach to managing liquidity, debt levels, and commodity price and interest rate risk contribute to an effective oversight of the Company’s risks.

At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. Outside of formal meetings, the Board, its committees and individual Board members have regular access to the executive officers of Abraxas.

Compensation Committee Interlocks and Insider Participation

Messrs. Cox, Carter and Logue served on the Compensation Committee during 2019. No member of the Compensation Committee was at any time during 2019, or at any other time, an officer or employee of Abraxas, and no member had any relationship with Abraxas requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Party Transactions” of this proxy statement. No executive officer of Abraxas has served on the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during 2019.

Code of Ethics

In April 2004, the Board of Directors unanimously approved Abraxas’ Code of Ethics. This Code is a statement of Abraxas’ high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all directors, officers, and employees. Abraxas’ Code of Ethics is periodically reviewed by the Board of Directors and was last updated in 2018. A copy of the Code of Ethics can be found in its entirety on Abraxas’ website at www.abraxaspetroleum.com. Additionally, should there be any changes to, or waivers from, Abraxas’ Code of Ethics, those changes or waivers will be posted immediately on our website at the address noted above.

Stockholder Communications with the Board

The Board of Directors has implemented a process by which stockholders may communicate with the Board of Directors. Any stockholder desiring to communicate with the Board of Directors may do so in writing by sending a letter

Proxy Statement

addressed to the Board of Directors, c/o Corporate Secretary. The Corporate Secretary has been instructed by the Board to promptly forward any communications received to the members of the Board.

Nominations

The Nominating and Corporate Governance Committee is responsible for determining the slate of director nominees for election by stockholders, which the committee recommends for consideration by the Board. All director nominees are approved by the Board prior to annual proxy material preparation and are required to stand for election by stockholders at the next annual meeting. For positions on the Board created by a director’s leaving the Board prior to the expiration of his current term, whether due to death, resignation, or other inability to serve, Article III of the Company’s Amended and Restated Bylaws provides that a director elected by the Board to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

The Nominating and Corporate Governance Committee does not currently utilize the services of any third-party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Corporate Governance Committee may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. A candidate must possess the ability to apply good business judgment and be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibility within his or her chosen fields, and have the ability to quickly understand complex principles of, but not limited to, business, finance and the oil and gas business. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by stockholders, or through some other source. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s business. As part of this process, the Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to the Company’s business. During 2017, the Nominating and Corporate Governance Committee determined that should a position become available on the board of directors, the Committee would actively search for a qualified candidate that would add diversity to the Board on the basis of gender, race, sexual orientation, gender identity, age, disability unrelated to job requirements or other protected status. In 2019, the Nominating and Corporate Governance Committee identified Dr. Meyer and determined to increase the size of the Board by one member and nominate Dr. Meyer for election as a director. Dr. Meyer was elected to director at the 2019 Shareholder meeting. In connection with the amendment of the Company’s Term Loan Credit Agreement, dated as of November 13, 2019, as amended, the Board again determined to increase the size of the Board by one member, and on August 12, 2020, Mr. Todd Dittmann was appointed to the Board of Directors to fill that vacancy.

The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are recommended by stockholders. Stockholders wishing to make such a recommendation may do so by sending the required information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary at the address listed above. Any such nomination must comply with the advance notice provisions of, and provide all of the information required by, Abraxas’ Amended and Restated Bylaws. These provisions and required information are summarized under “Stockholder Proposals for 2021 Abraxas Annual Meeting” beginning on page 44 of this proxy statement.

The Nominating and Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the information.

Non-Management Sessions

The Board regularly schedules executive sessions that exclusively involve non-management directors at the time of each in-person Board meeting. Our Lead Independent Director, Mr. Cox, presides at all such executive sessions.

Proxy Statement

SECURITIES HOLDINGS OF PRINCIPAL STOCKHOLDERS, DIRECTORS, NOMINEES AND OFFICERS

Based upon information received from the persons concerned, each person known to Abraxas to be the beneficial owner of more than five percent of the outstanding shares of common stock of Abraxas, each director and nominee for director, each of the executive officers and all directors and officers of Abraxas as a group, owned beneficially as of September 15, 2020, the number and percentage of outstanding shares of common stock of Abraxas indicated in the following table. Abraxas’ Board has adopted stock ownership guidelines. Except as otherwise noted below, the address for each of the beneficial owners is c/o Abraxas Petroleum Corporation, 18803 Meisner Drive, San Antonio, Texas 78258. Please read “Executive Compensation – Stock Ownership Guidelines.” None of the shares listed below have been pledged as security.

Name of Beneficial Owner	Number of Shares(1)	Percentage (%)
Robert L.G. Watson	2,779,865(2)	1.7%
Steven P. Harris	146,462(3)	*
Peter A. Bommer	886,476(4)	*
Tod A. Clarke	358,962(5)	*
Todd Dittmann	— (6)	*
Kenneth W. Johnson	625,911(7)	*
G. William Krog, Jr.	543,065(8)	*
Dirk A. Schwartz	124,311(9)	*
Stephen T. Wendel	603,070(10)	*
Harold D. Carter	412,845(11)	*
Ralph F. Cox	683,216(12)	*
W. Dean Karrash	42,229(13)	*
Jerry J. Langdon	17,879(14)	*
Dennis E. Logue	354,544(15)	*
Brian L. Melton	275,012(16)	*
Angela A. Steffen Meyer	9,231(17)
Paul A. Powell, Jr.	158,007(18)	*
Edward P. Russell	29,531(19)	*
All Officers and Directors as a Group (18 persons)	8,051,386	4.8%
Angelo, Gordon & Co, L.P.	33,445,792(20)	16.6%

*	Less than 1%
(1)	Unless otherwise indicated, all shares are held directly with sole voting and investment power.
(2)

Includes 883,000 shares issuable upon exercise of vested options granted pursuant to the LTIP (as defined on page 62), 82,180 restricted shares subject to vesting and 279,983 shares in a retirement account.

(3)	Includes 50,000 shares issuable upon exercise of vested options granted pursuant to the LTIP and 68,595 restricted shares subject to vesting.
(4)	Includes 447,900 shares issuable upon exercise of vested options granted pursuant to the LTIP, 43,717 restricted shares subject to vesting and 81,939 shares in a retirement account.
(5)	Includes 139,300 shares issuable upon exercise of vested options granted pursuant to the LTIP, 40,227 restricted shares subject to vesting and 73,928 shares in a retirement account.
(6)	Mr. Dittmann joined the Abraxas’ Board of Directors on August 12, 2020.
(7)	Includes 171,000 shares issuable upon exercise of vested options granted pursuant to the LTIP, 112,667 restricted shares subject to vesting and 75,306 shares in a retirement account.
(8)	Includes 283,500 shares issuable upon exercise of vested options granted pursuant to the LTIP, 536,772 restricted shares subject to vesting and 73,251 shares in a retirement account.
(9)	Includes 124,311 shares issuable upon exercise of vested options granted pursuant to the LTIP,. Mr. Schwartz was furloughed on March 16, 2020.
(10)	Includes 166,803 shares in a retirement account. Mr. Wendel was furloughed on March 31, 2020.
(11)

Includes 196,500 shares issuable upon exercise of vested options granted pursuant to the Directors Plan (as defined on page 69), 9,231 restricted shares subject to vesting, 7,577 shares in a family trust and 42,598 shares in a retirement account. Mr. Carter resigned from the board effective March 24, 2020.

(12)	Includes 256,500 shares issuable upon exercise of vested options granted pursuant to the Directors Plan, and 9,231 restricted shares subject to vesting.
(13)	Includes 136,000 shares issuable upon exercise of vested options granted pursuant to the Directors Plan and 9,231 restricted shares subject to vesting.
(14)

Includes 124,000 shares issuable upon exercise of vested options granted pursuant to the Directors Plan and 9,231 restricted shares subject to vesting. Mr. Karrash resigned from the board effective March 24, 2020.

(15)

Includes 256,500 shares issuable upon exercise of vested options granted pursuant to the Directors Plan and 9,231 restricted shares subject to vesting. Mr. Logue resigned from the board effective March 24, 2020, but will remain as an uncompensated Advisory Director.

(16)	Includes 231,500 shares issuable upon exercise of vested options granted pursuant to the Directors Plan and 9,231 restricted shares subject to vesting.
(17)	Includes 9,231 restricted shares subject to vesting.
(18)

Includes 206,500 shares issuable upon exercise of vested options granted pursuant to the Directors Plan, 9,231 restricted shares subject to vesting and 27,277 shares in various entities managed by Mr. Powell. Mr. Powell resigned from the board effective March 24, 2020.

(19)

Includes 231,500 shares issuable upon exercise of vested options granted pursuant to the Directors Plan and 9,231 restricted shares subject to vesting. Mr. Russell resigned from the board effective March 24, 2020.

(20)

Information related to this stockholder is based on the stockholder’s Schedule 13D filed with the Securities and Exchange Commission on August 21, 2020. The Schedule 13 D was filed by: (i) Angelo, Gordon & Co., L.P., a Delaware limited partnership (“Angelo Gordon”), (ii) AG Partners, LLC, a Delaware limited liability company (“AG Partners), (iii) JAMG LLC, a Delaware limited liability company (“JAMG”), (iv) Michael L. Gordon and (v) AG Energy Funding, LLC (“AG Energy Funding”, and collectively with Angelo Gordon, AG Partners, JAMG and Mr. Gordon, the “Reporting Persons”). The number of shares reflected in the table as being beneficially owned by Angelo Gordon represent 33,445,792 shares of Common Stock underlying a warrant held directly by AG Energy Funding. Angelo Gordon, in its capacity as manager to AG Energy Funding, has sole power to vote all shares of the Common Stock underlying warrants to purchase Common Stock held by AG Energy Funding and to dispose of all shares of Common Stock underlying warrants to purchase Common Stock held by AG Energy.

Equity Compensation Plan Information

The following table gives aggregate information regarding grants under all of Abraxas’ equity compensation plans through December 31, 2019.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	5,926,273	$ 2.47	2,748,351
Equity compensation plans not approved by security holders	—	—	—

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Abraxas’ directors and executive officers and persons who own more than 10% of a registered class of Abraxas equity securities to file with the Securities and Exchange Commission and The NASDAQ Stock Market initial reports of ownership and reports of changes in ownership of Abraxas common stock. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file. Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, Abraxas believes that during 2019, all of its directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

Proxy Statement

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of the executive officers of Abraxas.

Name and Municipality of Residence	Age	Office
Robert L.G. Watson San Antonio, Texas	69	Chairman of the Board, President and Chief Executive Officer

Steven P. Harris San Antonio, Texas	46	Vice President – Chief Financial Officer

Peter A. Bommer San Antonio, Texas	63	Vice President – Engineering

Tod A. Clarke San Antonio, Texas	60	Vice President – Land

G. William Krog, Jr. San Antonio, Texas	66	Vice President – Chief Accounting Officer

Dirk A. Schwartz San Antonio, Texas	61	Vice President – Business Development

Kenneth W. Johnson San Antonio, Texas	62	Vice President – Operations

Stephen T. Wendel San Antonio, Texas	70	Vice President – Marketing & Contracts and Secretary

Robert L.G. Watson has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. See page 6 for more information.

Steven P. Harris has served as Vice President – Chief Financial Officer since November 2018. Mr. Harris joined Abraxas in June 2018 as Director, Finance and Capital Markets. Prior to joining Abraxas, from June 2017 to May 2018, Mr. Harris was with Sundance Energy where he assisted Sundance’s Business Development and Investor Relations efforts. From 2008 through 2017, Mr. Harris was a Managing Director and headed the U.S. Energy Investment Banking division of Canaccord Genuity in Houston, Texas. Prior to joining Canaccord Genuity, Mr. Harris served in the Business Development Group at El Paso Exploration and Production. Mr. Harris earned his Bachelor of Business Administration from the University of Texas at Austin and a Master of Business Administration from the Rice University Jesse H. Jones Graduate School of Management.

Peter A. Bommer has served as Vice President – Engineering since 2012 and as Manager of Special Projects since 2007. Prior to joining Abraxas, Mr. Bommer owned and ran the day-to-day operations of Bommer Engineering, a privately held engineering firm, for over 25 years. Mr. Bommer received a Bachelor of Science in Petroleum Engineering degree from the University of Texas in 1978 and a Master of Theology degree from Dallas Theological Seminary in 1999. Mr. Bommer also holds the Professional Engineer designation.

Tod A. Clarke has served as Vice President – Land since August 2017. Mr. Clarke joined Abraxas in 2000 as Land Manager. Prior to joining Abraxas, Mr. Clarke worked at Exxon USA for 15 years. Mr. Clarke received a Bachelor of Science – Land Management degree from the University of Houston in 1984. Mr. Clarke also is a Certified Petroleum Landman.

Kenneth W. Johnson has served as Vice President – Operations since September 2018. Mr. Johnson joined Abraxas in 2000 and most recently served as Regional Operations Manager. Prior to joining Abraxas, Mr. Johnson served as a consultant to various operators in supervisory and operations management roles across the US including the Mid-Continent, Rockies, and Gulf Coast regions.

G. William Krog, Jr. has served as Chief Accounting Officer since 2011 and Vice President – Chief Accounting Officer since November 2017. Mr. Krog joined Abraxas in 1995 and most previously served as Information Systems / Financial Reporting Director prior to being appointed Chief Accounting Officer. Prior to joining Abraxas, Mr. Krog was an independent accountant in private practice. Mr. Krog received a Bachelor of Business Administration degree from the University of Texas at Austin in 1976 and is a Certified Public Accountant.

Dirk A. Schwartz has served as Vice President – Business Development since 2017. Mr. Schwartz joined Abraxas in 2013 as Director of Corporate Development. Prior to joining Abraxas, Mr. Schwartz worked at Renegade Petroleum (North

Dakota) Ltd. as manager of US negotiations. Mr. Schwartz received a Bachelor of Science in Geology degree from the University of Wyoming in 1982 and a Master of Science in Geology degree from the University of North Dakota in 1987. Mr. Schwartz also is a Certified Petroleum Landman. Mr. Schwartz was furloughed on March 16, 2020.

Stephen T. Wendel has served as Vice President – Marketing & Contracts since August 2017 and as Corporate Secretary since 1988. Mr. Wendel served as Abraxas’ Vice President of Land and Marketing from 1990 to August 2017. Mr. Wendel served as Abraxas’ Manager of Joint Interests and Natural Gas Contracts from 1982 to 1990. Prior to joining Abraxas, Mr. Wendel held accounting, auditing and marketing positions with Tenneco Oil Company and Tesoro Petroleum Corporation. Mr. Wendel also serves as a director of the Corporation Board and the Development Board of Texas Lutheran University. Mr. Wendel received a Bachelor of Business Administration degree in Accounting from Texas Lutheran University in 1971. Mr. Wendel was furloughed on March 31, 2020.

Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

We compensate our executive officers through a combination of base salary, annual incentive bonuses and long-term equity based awards. The compensation is designed to be competitive with those of a peer group, which in 2019 was a group of exploration and production companies originally provided by Longnecker & Associates, or L&A or the Compensation Consultant, in 2014 and subsequently updated by the Compensation Committee due to bankruptcies and other corporate events.

This section discusses the principles underlying our executive compensation policies and decisions, and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our Compensation Committee

Our Compensation Committee approves, implements and monitors all compensation and awards to executive officers including the Chief Executive Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation Table below, whom we refer to as the named executive officers or NEOs. The Committee’s membership is determined by the Board of Directors and is composed of three independent directors. The Committee, in its sole discretion, has the authority to delegate any of its responsibilities to subcommittees as it deems appropriate. During 2017, the Compensation Committee engaged L&A to assist in providing a comprehensive assessment of our executive compensation programs. The Compensation Committee retains the sole authority to select, retain, terminate, and approve fees and other retention terms of the relationship with L&A.

During 2017, the Compensation Consultant performed the following services for the Committee:

•	Conducted an evaluation of the total compensation for each of the NEOs

•	Presented information related to current trends and regulatory developments affecting executive compensation programs among the companies in our peer group;

•	Assisted with the analysis and selection of peer group companies for compensation purposes and for comparative total shareholder return, or TSR, purposes;

•	Assessed the Company’s Annual Bonus Plan (as defined on page 19) metrics versus the companies in our peer group; and

•	Assessed the Company’s LTIP metrics versus the companies in our peer group.

The Committee did not utilize the services of the Compensation Consultant in 2018 or 2019.

The Committee periodically approves and adopts, or makes recommendations to the Board regarding, Abraxas’ executive compensation decisions. In the first quarter of each year, Mr. Watson, the Chief Executive Officer, submits to the Compensation Committee his recommendations for salary adjustments and long-term equity incentive awards based upon his subjective evaluation of individual performance and his subjective judgment regarding each executive officer’s salary and equity incentives, for each executive officer except himself. For more information on our Compensation Committee, please refer to the discussion under “Proposal One – Election of Directors – Committees of the Board of Directors.”

The Committee reviews all components of compensation for our executive officers, including base salary, annual incentive bonuses, long-term equity based awards, the dollar value to the executive and cost to Abraxas of all benefits and all severance and Change in Control arrangements. Based on this review, the Compensation Committee has determined that the compensation paid to our executive officers reflects our compensation philosophy and objectives.

Compensation Philosophy and Objectives

Our underlying philosophy in the development and administration of Abraxas’ annual and long-term compensation plans is to align the interests of our executive officers with those of Abraxas’ stockholders. Key elements of this philosophy are:

•

establishing compensation plans that deliver base salaries which are competitive with companies in our peer group, within Abraxas’ budgetary constraints and commensurate with Abraxas’ salary structure;

•	rewarding outstanding performance; and

•	providing equity-based incentives to ensure motivation over the long-term to respond to Abraxas’ business challenges and opportunities as owners rather than just as employees.

The compensation currently paid to Abraxas’ executive officers consists of three core elements: base salary, annual bonuses under the Abraxas Petroleum Corporation Bonus Plan, as amended (the “Annual Bonus Plan”), and long-term equity based awards granted pursuant to the LTIP, plus other employee benefits generally available to all employees of Abraxas.

We believe these elements support our underlying philosophy of aligning the interests of our executive officers with those of Abraxas’ stockholders by providing the executive officers a competitive salary, an opportunity for annual bonuses, and equity-based incentives to ensure motivation over the long-term. We view the three core elements of compensation as related but distinct. Although we review total compensation, we do not believe that significant compensation derived from one component of compensation should increase or reduce compensation from another component. We determine the appropriate level for each component of compensation separately. We have not adopted any formal or informal policies or guidelines for allocating compensation among long-term incentives and annual base salary and bonuses, between cash and non-cash compensation, or among different forms of non-cash compensation. Abraxas’ Board has also adopted stock ownership guidelines. Please read “Stock Ownership Guidelines” for more information.

Abraxas does not have any other deferred compensation programs or supplemental executive retirement plans, no benefits are provided to Abraxas’ executive officers that are not otherwise available to all employees of Abraxas, and no benefits are valued in excess of $10,000 per employee per year.

The advisory vote on executive compensation received the majority of the votes FOR the proposal in May 2019. The Company considered the results of last year’s shareholder advisory vote and, given the affirmative vote, did not use this as consideration to change executive compensation decisions and policies.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive. The Compensation Committee reviewed a comparison of CEO pay (base salary and incentive pay) to the pay of all our employees in 2019. The compensation for our CEO in 2019 was approximately 6.4 times the median pay of our full-time employees.

Our CEO to median employee pay ratio is calculated in accordance with SEC regulations. We identified the median employee by examining the 2019 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 16, 2019, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2019. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. Approximately 30% of our employees receive annual equity awards.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table later in this proxy statement.

As illustrated in the table below, our 2019 CEO to median employee pay ratio was 6.4:1.

	CEO to Median Employee Pay Ratio
	President and CEO		Median Employee
Base Salary	$531,700		$75,928
Non-Equity Incentive Plan Compensation	—		—
All Other Compensation	12,800	(1)	5,877	(2)

	$544,500		$85,199

Proxy Statement

(1)	This amount represents a $9,625 contribution by Abraxas to Mr. Watson’s 401(k) plan and a $3,000 contribution to Mr. Watson’s health savings accounts for 2019.
(2)	This amount represents a $2,877 contribution by Abraxas to the median employee’s 401(k) plan and $3,000 contribution to the median employee health savings account in 2019.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary. In determining base salaries for the executive officers of Abraxas, we aim to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. In addition, we take into consideration the responsibilities of each executive officer and determine compensation appropriate for the positions held and expectations of services rendered during the year. During 2017, 2018 and 2019 we utilized a list of peer companies originally provided by L&A in 2014 and subsequently updated by the Committee due to bankruptcies and other corporate events to analyze our salary structure. L&A originally identified, and the Committee updated, potential peer candidates based on 1) companies of similar size, 2) other similar companies in the oil and gas exploration industry, and 3) similar operations in comparable geographic areas. L&A then analyzed (and the Committee updated) each company based on:

•	Market capitalization;

•	Revenue;

•	Assets;

•	Enterprise value; and

•	Operational similarities.

Using these criteria, in 2019 the following were the comparable companies: Approach Resources, Inc. (AREX), Contango Oil & Gas Company (MCF), Earthstone Energy, Inc. (ESTE), Halcon Resources Corporation (HK), Lilis Energy, Inc. (LLEX), Ring Energy, Inc. (REI) and Rosehill Resources Inc. (ROSE).

Abraxas’ salary range is set by reference to the salaries paid by the comparable companies considering the responsibilities and expectations of each executive officer while remaining within Abraxas’ budgetary constraints. We utilize salary information from the comparable companies to compare Abraxas’ salary structure with those other companies that compete with Abraxas for executives but without targeting salaries to be higher, lower or approximately the same as those companies. We believe that the base salary levels for our executive officers are consistent with the practices of the comparable companies, and increases in base salary levels from time to time are designed to reflect competitive practices in the industry, individual performance and the officer’s contribution to our overall business goals. Individual performance and contribution to the overall business goals of Abraxas are subjective measures and evaluated by Mr. Watson and the Compensation Committee and, with respect to Mr. Watson only, the Compensation Committee.

The base salaries paid to our named executive officers in 2019 are set forth below in the Summary Compensation Table. For 2019, base salaries, paid as cash compensation, were $1,630,886 with Mr. Watson receiving $531,700. We believe that the base salaries paid achieved our objectives.

Annual Bonuses. Abraxas’ Annual Bonus Plan was initially adopted by our Board of Directors in 2003. In May 2017, in connection with the Company’s annual compensation cycle, the Compensation Committee asked L&A to conduct a thorough review of the Company’s grant practices under the Annual Bonus Plan. Under the terms of the Annual Bonus Plan as approved by Abraxas’s stockholders at the annual meeting in 2014, the performance measures include:

•	increases in, or levels of, net asset value (after taking the risking of reserves into account);

•	net asset value per share;

•	pretax earnings;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	net income and/or earnings per share;

•	return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital);

•

share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index);

•	oil and gas reserve replacement, reserve growth and finding and development cost targets;

•	oil and gas production targets;

•	performance of investments in oil and gas properties;

•	cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity, or capital); and

•	levels of operating and/or non-operating expenses.

On August 8, 2017, the Board of Directors, at the recommendation of the Compensation Committee, adjusted the eligibility, metrics and payouts associated with the Annual Bonus Plan. The adjustments became effective on January 1, 2018. Employees earning above $180,000, including all NEOs, were eligible for participation in the Annual Bonus Plan. Employees earning below $180,000 were eligible for participation at the discretion of the Compensation Committee. The target payout ranged from 50-70% of the eligible employee’s base salary depending upon the employee’s role and responsibilities. The target payout was multiplied by a target multiplier based on Company performance versus a given set of performance measures established by the Compensation Committee. There were no new adjustments made in 2019. For 2019, the Compensation Committee utilized the same seven key performance metrics: (i) oil and gas production versus guidance publicly disclosed to the investment community measured in barrels of equivalent production per day (“Boepd”), (ii) lease operating expenses (“LOE”) per barrel of oil equivalent produced (“LOE/Boe”), (iii) general and administrative expense before non-equity incentive bonus accruals (“Cash G&A”), (iv) Net Asset Value per share (“NAV/share”), (v) ratio of debt to earnings before interest, taxes, depreciation and amortization as calculated under our revolving credit facility (“Debt/Bank EBITDA”), (vi) proved developed producing finding and development costs (“PDP F&D”) and (vii) a subjective determination of individual performance determined by the Compensation Committee. The Compensation Committee believes that the officers and employees can exert some measure of control over these metrics and that these metrics best measure the short-term operational and financial success of the Company. The table below indicates the relative weighting of specific metrics as well as the specific metric targets for the Annual Bonus Plan in 2019:

Metric	Weighting	Threshold	Target	Maximum
Production (Boepd)	10%	10,500	11,000	11,500
LOE/Boe ($/Boe)	5%	$6.00	$5.00	$4.00
Cash G&A ($ millions)	5%	$10.5	$9.5	$8.5
NAV/share ($/share)	20%	$2.41	$3.00	$3.42
Debt/Bank EBITDA	20%	2.1x	1.5x	1.0x
PDP F&D ($/Boe)	10%	$18.95	$15.00	$13.00
Individual Performance	20%	Determined by Committee

The table below sets forth the 2019 Results under the Annual Bonus Plan:

Metric	2019 Amount	Result	Multiplier (A)	Weighting (B)	Payout Multiplier (A x B)
Production (Boepd)	9,906	Below threshold	0	20%	0
LOE/Boe ($/Boe)	$7.64	Below threshold	0	5%	0
Cash G&A ($ millions)	$9.40	Below target	.9	5%	4.5%
NAV/share ($/share)	$1.24	Below threshold	0	20%	0
Debt/Bank EBITDA	2.6:1	Below threshold	0	20%	0
PDP F&D ($/Boe)	Negative	Below threshold	0	10%	0
Individual performance	Determined by Committee			20%	0

Proxy Statement

Bonuses earned under the 2019 metrics and results were as follows:

Name	Base Salary	Bonus Award Achieved (Percentage of Salary)	Maximum Award (Percentage of Salary)	Annual Bonus Earned Under the Annual Bonus Plan	Annual Bonus Paid Under the Annual Bonus Plan
Robert L.G. Watson	$535,600	4.5%	70%	$16,871	$—
Steven P. Harris	255,625	4.5%	70%	8,052	—
Peter A. Bommer	281,187	4.5%	70%	8,857	—
Kenneth W. Johnson	281,187	4.5%	70%	8,857	—
Stephen T. Wendel	281,187	4.5%	70%	8,857	—

Production: Abraxas’s 2019 production guidance was 10,500 - 11,500 barrels of oil equivalent per day (“Boepd”). This guidance was based on management’s estimate of production volumes for the year, which the Compensation Committee felt was a good measurement of operational performance. The low end of the guidance range of 10,500 Boepd represented the threshold level of performance. The high end of the guidance range of 11,500 Boepd represented the maximum level of performance. The mid-point of the guidance range of 11,000 Boepd represented the target level of performance.

LOE/Boe: Abraxas’s 2019 LOE/Boe guidance was $4.00 to $6.00. This guidance was based on management’s estimate of total lease operating expenses divided by total net barrels of equivalent production for the year ended December 31, 2019. The Compensation Committee chose this metric as it believed it was a good measurement of operational performance. The high end of the guidance range of $6.00/Boe represented the threshold level of performance. The low end of the guidance range of $4.00/Boe represented the maximum level of performance. The mid-point of the guidance range of $5.00/Boe represented the target level of performance.

Cash G&A: Abraxas’s 2019 Cash G&A guidance of $8.5 to $10.5 million. This guidance was based on management’s estimate of total Cash G&A for the year ended December 31, 2018 with assumed G&A inflation of 10%. For purposes of this calculation Cash G&A was calculated before any non-equity incentive bonus accruals. The Compensation Committee chose this metric based upon its belief that this metric was a good measurement of administrative cost control, which ultimately works to the benefit of stockholders. $9.5 million represented forecasted cash G&A for 2019 without bonus accruals and with assumed G&A inflation of 5%. The high end of the guidance range of $10.5 million represented the threshold level of performance. The low end of the guidance range of $8.5 million represented the maximum level of performance.

The table below shows the calculation of Cash G&A for 2019 and a reconciliation of Cash G&A to general and administrative expenses (in thousands):

G&A from December 31, 2019 Statement of Operations	$11,303
Less:
Stock-based compensation	(1,911)
Non-equity incentive plan accrual	—

Cash G&A	$9,392

NAV/share: NAV/share was calculated using the equation outlined below:

Net Asset Value Calculation
+ + ± –

PV-10 Proved Developed Producing Reserves

PV-20 Proved Developed Non-Producing Reserves

PV-20 Proved Undeveloped Reserves

PV-30 Probable Reserves

Property & Equipment

Other Assets

Net Working Capital

Debt

=	Net Asset Value (“NAV”)
÷	Shares Outstanding
=	NAV per share

For the year ended December 31, 2019, the independent petroleum engineering firm of DeGoyler and MacNaughton estimated reserves for approximately 99% of our proved oil and gas reserves. Proved reserves for the remaining 1% of our properties were estimated by Abraxas personnel because we determined that it was not practical for DeGoyler and MacNaughton to prepare reserve estimates for those properties as they are located in a widely dispersed geographic area and have relatively low value. DeGoyler and MacNaughton also estimates our probable reserves. All other items in the NAV calculation are derived from our year-end audited financial statements.

PV-10 is the estimated present value of the future net revenues from our proved oil and gas reserves before income taxes discounted using a 10% discount rate. PV-10 is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. We believe that PV-10 is an important measure that can be used to evaluate the relative significance of our oil and gas properties and that PV-10 is widely used by securities analysts and investors when evaluating oil and gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis. PV-10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes.

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 at December 31, 2018 and 2019 (in thousands):

	December 31,
(in thousands)	2018	2019
Standardized measure of discounted future net cash flows	$651,884	$307,613
Present value of future income taxes discounted at 10%	37,413	—

PV-10	$689,297	$307,613

PDP F&D: The denominator for the PDP F&D calculation was calculated using proved developed producing reserves as of December 31, 2019 less proved developed producing reserves as of December 31, 2018, plus production for the year ended December 31, 2019, plus any asset sales for the year ended December 31, 2019 less any asset acquisitions (including leasehold acquisitions) for the year ended December 31, 2019. The numerator for the PDP F&D calculation was total capital expenditures for the year ended December 31, 2019 less any capital expenditures associated with acquisitions (including leasehold acquisitions) for the year ended December 31, 2019. The target level of PDP F&D for the year represents the approximate mid-point of the industry average PDP F&D $15.00/bbl utilized by Seaport Global Securities, Inc. and Abraxas’ actual PDP F&D for the year ended December 31, 2019. The threshold level PDP F&D represented the industry average PDP F&D ($18.95/bbl) as calculated by Seaport Global Securities, Inc. for the year ended December 31, 2019. The maximum level represented the approximate PDP F&D achieved by Abraxas Petroleum for the year ended December 31, 2019.

Debt/Bank EBITDA: For the purposes of this calculation, total debt was calculated as outstanding principal amount of debt, excluding debt associated with the office building and obligations with respect to surety bonds and derivative contracts of the Company as of December 31, 2019 For the purposes of this calculation, Bank EBITDA is defined as the sum of consolidated net income plus interest expense, oil and gas exploration expenses, income, franchise or margin taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of ASC 718, ASC 815 and ASC 410-20 plus all realized net cash proceeds arising from the settlement or monetization of any hedge contracts plus expenses incurred in connection with the negotiation, execution, delivery and performance of the credit facility plus expenses incurred in connection with any acquisition permitted under the credit facility plus expenses incurred in connection with any offering of senior unsecured notes, subordinated debt or equity plus up to $1.0 million of extraordinary expenses in any 12-month period plus extraordinary losses minus all non-cash items of income which were included in determining consolidated net loss, including all non-cash items resulting from the application of ASC 815 and ASC 410-20. The threshold level of Debt/Bank EBITDA was the Company’s December 31, 2019 Debt/Bank EBITDA of 1.45x. The target level of Debt/Bank EBITDA was 1.0x. The maximum level of Debt/Bank EBITDA was 0.8x.

Proxy Statement

The table below shows the calculation of Debt/Bank EBITDA for 2019 and a reconciliation of Bank EBITDA to Net Income:

	First Lien	Second Lien
(In thousands)	Year End 2019	Year End 2019
Net (loss) income	$(65,004)	$(65,004)
Net interest expense	12,074	12,074
Depreciation, depletion and amortization	52,267	52,267
Proved property impairment	51,293	51,293
Amortization of deferred financing fees	543	543
Stock-based compensation	1,911	1,911
Unrealized (gain) loss on derivative contracts	20,838	20,838
Expenses incurred with offerings and execution of loan agreement	608	4,854
Other non-cash items	632	632

Bank EBITDA	$75,162	$79,408
Credit facility borrowings	$196,028	$196,028
Debt/Bank EBITDA	2.61X	2.47X

Individual Performance: The Compensation Committee made a subjective determination of individual performance of each eligible employee’s accomplishments and performance to determine whether that employee earns the Threshold, Target or Maximum level of performance for this metric.

Generally, the bonus amount for the “threshold” level of performance was 50% of the target and the bonus amount for “maximum” level of performance was 200% of the target. Bonuses can range between these amounts based on the level of performance attained. Generally, no bonus was payable with respect to a defined metric if the “threshold” level of performance was not met on that metric. Performance that would qualify for bonuses at the threshold level was expected in normal operating circumstances. Performance satisfying the criteria for bonuses at the target level was believed to be achievable only with additional effort and results. Performance that would qualify for bonuses at the maximum level was believed to be achievable only with extraordinary efforts and results.

The specific levels of the first three metrics (production, LOE/Boe and Cash G&A) that would trigger the threshold, target and maximum bonus payments was tied to the Company’s public guidance with respect to these metrics. The performance criteria for the target bonus was generally at the midpoint of the range of the Company’s public guidance, with the threshold and maximum bonuses being payable for performance that was less than or exceeded those expectations. The threshold and maximum values were set within ranges recommended by the Compensation Committee and approved by the Board.

The Compensation Committee has the discretion to defer all or any part of any bonus to future years, to pay all or any portion of any bonus, or deferred bonus, in shares of Abraxas common stock (which would be issued under the LTIP) and to pay bonuses even if no bonus would be payable under the Annual Bonus Plan, and further has the discretion not to pay bonuses even if a bonus was earned under the Annual Bonus Plan. In the past, the Committee has elected to pay a portion of the annual bonus in shares of Common Stock and may continue to do so in the future. The Committee reviews the cash position of the Company and the amount of the annual bonus when making such determinations. The Compensation Committee also has the discretion to pay bonuses outside of the Annual Bonus Plan.

Long-Term Equity Incentives

In May 2017, the Compensation Committee retained L&A to conduct a thorough review of the Company’s grant practices under the Abraxas Petroleum Corporation Amended and Restated 2005 Employee Long-Term Equity Incentive Plan (“LTIP”). In August 2017, the Board of Directors, at the recommendation of the Compensation Committee, adjusted the eligibility, targeted vesting schedule and award requirements for the LTIP. The adjustments took effect on January 1, 2018. There have been no changes to the LTIP since its inception.

Employees, including all of the NEOs, earning above $180,000 are eligible to participate in the LTIP. Employees earning below $180,000 are eligible for participation at the discretion of the Compensation Committee. It is anticipated that awards will largely be made up of restricted stock grants. The target award for participants is 50% of the employee’s yearly salary, which can be adjusted at the Compensation Committee’s discretion. One-half of the target award vests annually over three years. Vesting of the remaining half is based on the achievement of performance goals established by the Compensation Committee.

For 2019, the Compensation Committee established that each NEO would receive 50% of his base salary in restricted stock and performance awards under the LTIP. Half of the performance awards under the LTIP was in restricted shares, which vest annually over three years. The remaining 50% of the award was in performance shares which vest on the third anniversary of the grant date of the award based on the Company’s achievement of performance goals. The performance goals for 2019 were based on Relative Total Shareholder Return (“Relative TSR”) versus the Company’s peer group over a three-year period starting on December 31, 2017. The Compensation Committee believes Relative TSR is the most prevalent performance measure among the companies in Abraxas’ peer group.

For purposes of calculating Relative TSR, the Compensation Committee utilized the peer group disclosed on page 19. Relative TSR was calculated using each peer group companies’ share price appreciation and dividends paid to show the total return to the stockholder expressed as an annualized percentage. The TSR for each of the peers and Abraxas was ranked from the highest TSR to the lowest TSR. Participants will have the ability to earn a payout of the award versus the target using the following scale:

Abraxas Relative TSR Performance
Performance Payout	Rank	Payout vs. Target
Maximum	1	200%
	2	150%
Target	3	100%
	4	75%
	5	50%
Threshold	6	25%
	7	0%
	8	0%

Should Abraxas’ Total Shareholder Return be a negative percentage over the three-year time period, none of the performance shares will vest. Vesting is accelerated in certain events described under “Employment Agreements and Potential Payments Upon Termination or Change in Control.” Upon a Termination or Change in Control, the Performance Shares will vest at a maximum 100% targeted payout subject to the shares generating a positive Absolute Total Shareholder Return between the grant date and the effective date of the Termination or Change in Control.

Abraxas has historically granted long-term equity incentives after Mr. Watson presents his recommendations to the Compensation Committee in the first quarter; however, we have not granted long-term equity incentives every year and we have awarded long-term equity incentive awards at other times during the year, principally in the event of a new hire, substantial promotion or significant event, such as the completion of a financing transaction or an accretive acquisition. We believe that such events warrant the granting of awards outside the normal course of business as these events are significant to the future success of Abraxas. We do not time award grants in coordination with the release of material non-public information.

LTIP. The LTIP, which was approved by our stockholders at the 2006 annual meeting and subsequently amended by our stockholders, authorizes us to grant incentive stock options, non-qualified stock options and shares of restricted stock to our executive officers, as well as to all employees of Abraxas. We use equity incentives as a form of long-term compensation because it provides our executive officers an opportunity to acquire an equity interest in Abraxas and further aligns their interest with those of our stockholders. Options grants generally have a term of 10 years and vest in equal increments over four years. Restricted stock grants vest in accordance with each individual grant agreement. Vesting is accelerated in certain events described under “Employment Agreements and Potential Payments Upon Termination or Change in Control.”

The purposes of the LTIP are to employ and retain qualified and competent personnel and to promote the growth and success of Abraxas, which can be accomplished by aligning the long-term interests of the executive officers with those of the stockholders by providing the executive officers an opportunity to acquire an equity interest in Abraxas. All grants are made with an exercise price of no less than 100% of the fair market value on the date of such grant.

As of December 31, 2019, a total of 8.7 million shares of Abraxas common stock were reserved under the LTIP, subject to adjustment following certain events, such as stock splits. The maximum annual award for any one employee is 500,000

Proxy Statement

shares of Abraxas common stock. If options, as opposed to restricted stock, are awarded, the exercise price shall be no less than 100% of the fair market value on the date of the award, unless the employee is awarded incentive stock options and, at the time of the award, owns more than 10% of the voting power of all classes of stock of Abraxas. Under this circumstance, the exercise price shall be no less than 110% of the fair market value on the date of the award. Option terms and vesting schedules are at the discretion of the Compensation Committee.

Employment Contracts, Change in Control Arrangements and Certain Other Matters. We provide the opportunity for our executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We believe that these provisions help us to attract and retain an appropriate caliber of talent for these positions. Our severance and change in control provisions for the executive officers are summarized in “Employment Agreements and Potential Payments Upon Termination or Change in Control” below. We believe that our severance and change in control provisions are consistent with the programs and levels of severance and post-employment compensation of other companies in our industry and believe that these arrangements are reasonable.

Other Employee Benefits. Abraxas’ executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and long-term disability insurance, in each case on the same basis as other employees. Abraxas’ executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees. In 2008, Abraxas adopted the safe harbor provision for its 401(k) plan which requires Abraxas to contribute a fixed match to each participating employee’s contributions to the plan. The fixed match is set at the rate of dollar for dollar for the first 1% of eligible pay contributed, then 50 cents on the dollar for each additional percentage point of eligible pay contributed, up to 5%. The fixed match is contributed in the form of Abraxas common stock. An employee’s eligible pay with respect to calculating the fixed match is limited by IRS regulations. In addition, the Board of Directors, at its sole discretion, may authorize Abraxas to make additional contributions to each participating employee’s plan. The employee contribution limit for 2019 was $19,000 for employees under the age of 50 and $25,000 for employees 50 years of age or older. The Board of Directors has also suggested a cap on the amount (or percentage) of Abraxas common stock that each employee should own in their individual 401(k) account to encourage diversification. The maximum suggested percentage has been set at 20% and each employee is encouraged to reduce his or her ownership of Abraxas common stock in his or her 401(k) account in the event such employee is over the suggested limit.

Assessment of Compensation Policies and Practices

The Company and the Compensation Committee have conducted an in-depth risk assessment of the Company’s compensation policies and practices in response to public and regulatory concerns about the link between incentive compensation and excessive risk taking by companies. The Company and the Committee concluded that our compensation program does not motivate imprudent risk taking. In this regard, the Committee believes that:

•	The Company’s annual incentive compensation is based on performance metrics that promote a disciplined approach towards the long-term goals of the Company;

•	The Company does not offer significant short-term incentives that might drive high-risk investments at the expense of the long-term value of the Company;

•

The Company’s compensation programs are weighted towards offering long-term incentives that reward sustainable performance, especially when considering the Company’s stock ownership guidelines for executive officers;

•

The Company’s compensation awards are capped at reasonable levels, as determined by a review of the Company’s financial position and prospects, as well as the compensation offered by companies in our industry; and

•	The Board’s high level of involvement in approving material investments and capital expenditures helps avoid imprudent risk taking.

The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business and the Company concluded that it has a balanced pay and performance program and that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Impact of Regulatory Requirements

Deductibility of Executive Compensation. In evaluating compensation program alternatives, the Compensation Committee considered the potential impact on the Company of Section 162(m) of the Internal Revenue Code of 1986, as

amended. Prior to 2018, Section 162(m) limited to $1 million the amount that a publicly traded corporation, such as the Company, may deduct for compensation paid in any year to its chief executive officer and certain other named executive officers (“covered employees”). At the time the Compensation Committee made its compensation decisions, the tax law provided that compensation which qualified as “performance-based” was excluded from the $1 million per covered employee limit if, among other requirements, the compensation was payable only upon attainment of pre-established, objective performance goals under a plan approved by our stockholders. However, this exception was repealed in the tax reform legislation signed into law on December 22, 2017. As a result, it is uncertain whether compensation that the Compensation Committee intended to structure as performance-based compensation under Section 162(m) will be deductible in the future.

Non-Qualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements. We believe we are in compliance with the statutory provisions which were effective January 1, 2005 and the regulations which became effective on January 1, 2009. If such compensation does not comply with the tax rules applicable to non-qualified deferred compensation arrangements, then the benefits would be taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences.

Accounting for Stock-Based Compensation. On October 1, 2005 we began accounting for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for all of our stock-based compensation plans. See the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount.

Policy on Recovery of Compensation. Our Chief Executive Officer and Chief Financial Officer are required to repay certain bonuses and stock-based compensation they receive if we are required to restate our financial statements as a result of misconduct as required by Section 304 of the Sarbanes-Oxley Act of 2002.

Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Abraxas has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

This report is submitted by the members of the Compensation Committee.

Ralph F. Cox, Chairman

Brian L. Melton

Angela A. Steffen Meyer

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of compensation paid to each of our named executive officers for the last three fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
Robert L.G. Watson President, Chief Executive Officer and Chairman of the Board	2019	531,700	—	130,000	—	—	12,800	674,500
	2018	505,000	10,000	115,000	—	210,174	12,625	852,799
	2017	452,333	313,154	—	—	322,000	12,450	1,099,937

Steven P. Harris(8) Vice President—Chief Financial Officer	2019	255,625	—	62,500	—	—	3,000	321,125
	2018	135,417	2,804	133,500	—	48,545	1,625	321,891

Peter A. Bommer Vice President—Engineering	2019	281,187	—	68,750	—	—	12,800	362,737
	2018	267,750	5,288	62,500	—	72,650	12,625	420,813
	2017	245,833	170,193	—	—	175,000	12,450	603,476

Kenneth W. Johnson(9) Vice President—Operations	2019	281,187	—	68,750	—	—	12,800	362,737
	2018	245,833	5,288	246,170	—	111,150	24,625	633,066

Stephen T. Wendel(10) Vice President—Land & Marketing	2019	281,187	—	68,750	—	—	12,800	362,737
	2018	268,750	5,288	62,500	—	72,650	12,625	421,813
	2017	239,750	163,577	—	—	175,000	12,450	590,777

(1)	The amounts in this column include any 401(k) plan account contributions made by the named executive officer.
(2)

The amounts in this column reflect a discretionary holiday bonus of $10,000, $2,804, $5,288, $5,288 and $5,288 awarded to Messrs. Watson, Harris, Bommer, Johnson and Wendel, respectively, in 2018. The amounts in this column reflect a discretionary holiday bonus of $8,846, $5,288, $4,808 and $4,808 awarded to Messrs. Watson, King, Bommer and Wendel, respectively, in 2017. The amounts in this column also reflect a one-time discretionary bonus of $304,308, $181,923, $165,385, and $158,769 paid to Messrs. Watson, King, Bommer and Wendel, respectively, in 2017. The amounts in this column also reflect a discretionary holiday bonus of $17,692, $10,577, $9,615 and $9,231 awarded to Messrs. Watson, King, Bommer and Wendel, respectively, in 2016. There were no discretionary bonuses paid in 2019.

(3)

The amounts in this column reflect the aggregate grant date fair value of stock awards granted during a given year to the named executive officer calculated in accordance with FASB ASC Topic 718. See the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount.

(4)

The amounts in this column reflect the aggregate grant date fair value of options granted during a given year to the named executive officer calculated in accordance with FASB ASC Topic 718. See the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount.

(5)	The amounts included in this column for 2017, 2018 and 2019 include cash bonuses earned and paid under the Annual Bonus Plan.
(6)

The amounts in this column represent contributions by Abraxas to the named executive officer’s 401(k) plan and health savings accounts for 2017, 2018 and 2019 as well as a $12,000 vehicle allowance for Mr. Johnson in 2018.

(7)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.
(8)	Joined Abraxas in June 2018. Elected Vice President – Chief Financial Officer in November 2018.
(9)	Elected Vice President – Operations in September 2018. Previously served as Regional Operations Manager.
(10)	Mr. Wendel was furloughed on March 31, 2020.

Proxy Statement

GRANTS OF PLAN-BASED AWARDS

The following table provides information with regard to grants of non-equity incentive compensation and all other stock and option awards to our named executive officers in 2019.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards; Number of Shares of Stock or Units(3)	All other Option Awards; Number of Securities Underlying Options (#)(4)	Exercise price of Option Awards ($/Sh)	Grant Date Fair Value of stock and option awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Robert L.G. Watson	01/01/2019	187,460	374,920	749,840
	04/01/2019							97,015			130,000
	04/01/2019				24,254	97,015	194,030				130,000

Steven P. Harris	01/01/2019	90,125	180,250	360,500
	04/01/2019							46,642			62,500
	04/01/2019				11,616	46,642	92,924				62,500

Peter A. Bommer	01/01/2019	99,138	198,275	396,550
	04/01/2019							51,306			68,750
	04/01/2019				12,827	51,306	102,612				68,750

Kenneth W. Johnson	01/01/2019	99,138	198,275	396,550
	04/01/2019							51,306			68,750
	04/01/2019				12,827	51,306	102,612				68,750

Stephen T. Wendel	01/01/2019	99,138	198,275	396,550
	04/01/2019							51,306			68,750
	04/01/2019				12,827	51,306	102,612				68,750

(1)

Reflects awards under the Annual Bonus Plan. Please see the discussion under “Compensation Discussion & Analysis – Elements of Executive Compensation – Annual Bonuses” for more information. Please also refer to column 5 of the Summary Compensation Table.

(2)

Represents the potential number of restricted shares for achieving performance goal described in “Compensation Discussion & Analysis – Elements of Executive Compensation – Long-Term Equity Incentives” payable under the LTIP. Amounts reported (a) in the “Threshold” column reflect 25% of the target number of restricted shares awarded to each named executive officer, which is the minimum amount payable for achieving the performance goal under the Annual Bonus Plan, (b) in the “Target” column reflect 100% of the target number of restricted shares awarded to each named executive officer for achieving the performance goal under the Annual Bonus Plan, and (c) in the “Maximum” column reflect 200% of the target number of restricted shares awarded to each named executive officer, which is the maximum amount payable for achieving the performance goal under the Annual Bonus Plan. If less than minimum levels of performance, as described in the “Threshold” column, are attained with respect to the total shareholder return performance metric applicable to the restricted shares subject to the performance goal, then 0% of the target number of restricted shares awarded will be earned. The number of shares actually delivered at the end of the performance period may vary from the target number of restricted shares, based on our achievement of the specific performance measure (TSR).

(3)	Represents shares of restricted stock subject to time-based vesting conditions granted under the LTIP.
(4)	Represents time-based option awards under the LTIP.
(5)

Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date. The closing price of our common stock on April 1, 2019 was $1.34. With respect to the restricted shares, amounts reflect an aggregate probable settlement percentage of 100% for achieving the performance goals described in “Compensation Discussion & Analysis – Elements of Executive Compensation – Long-Term Equity Incentives.” The shares of restricted stock were granted on April 1, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information concerning outstanding equity awards at December 31, 2019 for our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Robert L.G. Watson	267,750	—	1.75	10/05/2019
	90,000	—	2.09	03/16/2020
	60,000	—	4.72	03/15/2021
	20,000	—	3.74	03/08/2022
	42,000	—	2.39	05/14/2023
	46,000	—	3.15	03/11/2024
	300,000	—	3.16	03/03/2025
	31,250	103,750	0.97	03/15/2026
					35,007	11,902	52,511	17,854
					97,015	32,985	97,015	32,985

Steven P. Harris	25,000	75,000	2.67	06/20/2028
					37,500	12,750	—	—
					46,642	15,858	46,642	15,858

Peter A. Bommer	31,875	—	1.75	10/05/2019
	35,900	—	2.09	03/16/2020
	15,000	—	4.72	03/15/2021
	25,000	—	3.55	08/09/2021
	10,500	—	3.74	03/08/2022
	23,500	—	2.39	05/14/2023
	25,000	—	3.15	03/11/2024
	200,000	—	3.16	03/03/2025
	111,000	37,000	0.97	03/15/2026
					19,026	6,469	28,539	9,703
					51,306	17,444	51,306	17,444

Kenneth W. Johnson	31,875	—	1.75	10/05/2019
	33,000	—	2.09	03/16/2020
	15,000	—	4.72	03/15/2021
	9,500	—	3.74	03/08/2022
	21,500	—	2.39	05/14/2023
	23,000	—	3.15	03/11/2024
	25,000	—	3.55	08/09/2021
	57,500	19,500	0.97	03/15/2026
					87,575	29,776	27,306	9,284
					51,306	17,444	51,306	17,444

Stephen T. Wendel	66,937	—	1.75	10/05/2019
	60,000	—	2.09	03/16/2020
	30,000	—	4.72	03/15/2021
	10,400	—	3.74	03/08/2022
	22,300	—	2.39	05/14/2023
	24,000	—	3.15	03/11/2024
	150,000	—	3.16	03/03/2025
	132,750	44,250	0.97	03/15/2026
					19,026	6,469	28,539	9,703
					51,306	17,444	51,306	17,444

(1)	Options vest in twenty-five percent (25%) increments each year for four (4) years on the anniversary of the grant date.
(2)

For awards granted before January 1, 2018, stock awards vest in 25% increments each year for four years on the anniversary of the grant date. Starting January 1, 2018, the vesting schedule for all restricted stock awards changed to 33.3% each year for three years with the remainder vesting upon achievement of performance goals established by the Compensation Committee.

(3)

The market value was calculated based on the closing price of Abraxas’ common stock on December 31, 2019 of $0.34 per share multiplied by the number of shares of stock that had not vested as of December 31, 2019.

Proxy Statement

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning exercises of stock options and other stock awards by our named executive officers during the fiscal year ended December 31, 2019.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Robert L.G. Watson	125,000		55,000	(2)	35,007	(3)	23,455
Steven P. Harris	—		—		—		—
Peter A. Bommer	7,500		3,300	(2)	19,026	(4)	12,747
Kenneth W. Johnson	11,250	(1)	4,950	(2)	87,575	(5)	21,421
Stephen T. Wendel	50,000		22,000	(2)	19,026	(6)	12,747

(1)	Of this amount 7,788 shares were utilized as payment of the exercise price.
(2)	These options were exercised on March 18, 2019 with an exercise price of $0.99 and the closing price of Abraxas common stock on even date was $1.43 for a realized value of $0.44 per share.
(3)	These 35,007 stock awards vested on April 2, 2019 and the closing price of Abraxas’ common stock on this date was $1.34.
(4)	These 19,026 stock awards vested on April 2, 2019 and the closing price of Abraxas’ common stock on this date was $1.34.
(5)

These 87,575 stock awards consisted of 18,204 stock awards vested on April 2, 2019 and the closing price of Abraxas’ common stock on this date was $1.34 and 69,371 stock awards vested on November 6, 2019 and the closing price of Abraxas’ common stock on this date was $0.27.

(6)	These19,026 stock awards vested on April 2, 2019 and the closing price of Abraxas’ common stock on this date was $1.34.

Pension Benefits

Abraxas does not sponsor any pension benefit plans and none of the named executive officers contribute to such a plan.

Non-Qualified Deferred Compensation

Abraxas does not sponsor any non-qualified defined compensation plans or other non-qualified deferred compensation plans and none of the named executive officers contribute to any such plans.

Stock Ownership Guidelines

Abraxas’ Board has established stock ownership guidelines to strengthen the alignment of director and executive officer interests with those of our stockholders. As of December 31, 2019, we had nine non-employee directors and eight executive officers subject to the stock ownership guidelines. Under the guidelines below, each director and officer is precluded from selling any shares of Abraxas common stock until the director or officer satisfies the ownership guidelines set forth in the following table. Satisfaction of the ownership guidelines will fluctuate with the market value of Abraxas common stock.

Position	Stock Ownership Guidelines
Chief Executive Officer	5x annual base salary

All other Executive Officers	3x annual base salary

Non-employee Directors	3x all fees received during the prior 12-month period, including the value of common shares awarded in lieu of cash payments at the time of issuance

Abraxas’ Board has discretion to review special situations; however, non-compliance without board approval can result in the loss of future bonuses and discretionary stock-based compensation. As of December 31, 2019, the market value of Abraxas common stock was $0.34 per share. As an example, Mr. Watson, our chief executive officer, is required to own 7,876,471 shares of Abraxas common stock to meet the stock ownership guidelines at this price. As of December 31, 2019, none of the NEO’s or directors satisfied the minimum stock ownership guidelines, except for Mr. Dittmann, who pursuant to a Governance Agreement entered into between the Company and AG Energy Funding, LLC, dated as of August 11, 2020, is deemed to have satisfied the share ownership requirements due to the securities of the Company held by AG Energy Funding, LLC and its affiliates.

Policies Against Hedging and Pledging Stock

Our NEOs and directors are prohibited from engaging in hedging transactions that are designed to hedge or offset a decrease in market value of such person’s Common Stock in the Company. We believe that such conduct could cause an NEO or director to no longer have the same objectives as the Company’s other stockholders because these types of transactions could reduce the full risks of stock ownership. In addition, our NEOs and directors may not pledge Company securities as collateral for any other loan.

The Company’s Code of Business Conduct and Ethics, which was updated in 2018 contains a policy on insider trading. The policy states that employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company’s policy on insider trading.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Abraxas has entered into employment agreements with each of our named executive officers pursuant to which each will receive compensation as determined from time to time by the Board in its sole discretion. Abraxas has also established the Abraxas Petroleum Corporation Severance Plan, effective December 31, 2008, for all employees who are not subject to an employment agreement. This plan provides severance benefits in the event of a change in control and for certain other changes in conditions of employment. The affected employees would be entitled to receive one month of base salary for each year of service with Abraxas, up to a maximum of 12 months.

The employment agreements for Messrs. Watson, Harris, Bommer, and Johnson are scheduled to terminate on December 31, 2020, and are automatically extended for an additional year if by December 1 neither Abraxas nor Messrs. Watson, Harris, Bommer, or Johnson, as the case may be, has given notice to the contrary. The employment agreement of Mr. Wendel expires on March 31, 2021 and is not renewable. Mr. Wendel was furloughed on March 31, 2020. In the event of a Change in Control, the term or any renewal thereof continues in effect for 36 months.

The employment agreements contain the following defined terms:

“Cause” means termination upon

(i) the willful and continued failure by the named executive officer to substantially perform his duties with Abraxas (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by him for Good Reason) after a written demand for substantial performance is delivered to the named executive officer by the Board, which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or

(ii) the willful engaging by the named executive officer in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. The named executive officer shall not be deemed to have been terminated for Cause unless and until the named executive officer has been delivered a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than a majority of the members of the Board who are not officers of the Company at a meeting of the Board called and held for such purposes (after reasonable notice to the named executive officer and an opportunity for the named executive officer, together with the named executive officer’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the named executive officer was guilty of conduct set forth in clauses (i) or (ii) above and specifying the particulars thereof in detail.

“Change in Control” means the occurrence of

(i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 20% or more of the combined voting power of the Company’s then outstanding securities,

(ii) any person or group making a tender offer or an exchange offer for 20% or more of the combined voting power of the Company’s then outstanding securities,

Proxy Statement

(iii) at any time during any period of two consecutive years (not including any period prior to the execution of the employment agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Company directors then still in office who either were the Company directors at the beginning of the period or whose election or nomination for election was previously so approved (“Current Directors”), ceasing for any reason to constitute a majority thereof,

(iv) the Company consolidating, merging or exchanging securities with any other entity and the stockholders of the Company immediately before the effective time of such transaction not beneficially owning, immediately after the effective time of such transaction, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock entitled to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the consolidation, merger or share exchange would be entitled for the purpose of electing directors or the Current Directors immediately after the effective time of the consolidation, merger or share exchange not constituting a majority of the Board of Directors of the corporation issuing cash or securities in the consolidation, merger or share exchange, or

(v) any person or group acquiring all or substantially all of the Company’s assets.

“Disability” means the incapacity of the named executive officer due to physical or mental illness which causes the named executive officer to have been absent from the full-time performance of his duties with the Company for six consecutive months, and within 30 days after the Company gives the named executive officer written notice of termination, the named executive officer has not returned to the full-time performance of his duties.

“Good Reason” means, without the named executive officer’s express written consent, any of the following:

(i) a material adverse alteration in the nature or status of his position, duties or responsibilities from those in effect immediately prior to a Change in Control, other than any such alteration primarily attributable to the fact that the Company may no longer be a public company or may be a subsidiary of another entity,

(ii) a reduction in his current annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time,

(iii) a change in the principal place of his employment, as in effect at the time of a Change in Control, to a location more than fifty (50) miles from such principal place of employment, excluding required travel on the Company’s business to an extent substantially consistent with Employee’s business travel obligations as of the date of the agreement,

(iv) the failure by the Company, without his consent, to pay to him any portion of his current compensation, or to pay to him any portion of any deferred compensation, within ten (10) days of the date any such compensation payment is due,

(v) the failure by the Company to continue in effect any compensation plan in which he participates, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue his participation therein on the same basis, both in terms of the amount of benefits provided and the level of his participation relative to other participants, as existed at the time of the Change in Control,

(vi) the failure by the Company to continue to provide him with benefits at least as favorable to those enjoyed by him under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which he is currently participating, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefit enjoyed by him, or the failure by the Company to provide him with the number of paid vacation days to which he is entitled on the basis of the Company’s practice with respect to him as in effect at the time of the Change in Control,

(vii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform his employment agreement, or

(viii) any purported termination of his employment which is not effected pursuant to the employment agreement’s termination provisions.

“Retirement” means termination in accordance with the Company’s retirement policy, generally applicable to its salaried employees or in accordance with any retirement arrangement established with the named executive officer’s consent with respect to himself.

If, following a Change in Control, an officer’s employment is terminated by the Company other than for Cause or Disability, by reason of the officer’s death or Retirement, or by such officer for Good Reason, then such terminated officer will be entitled to the following a lump sum payment equal to three times his annual base salary.

If any lump sum payment to an named executive officer would individually or together with any other amounts paid or payable constitute a would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) (the “Parachute Payments”) which will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the total amounts received by the named executive officer from the Company which constitute Parachute Payments shall be reduced to an amount equal, in the aggregate, to one dollar ($1.00) less than three (3) times the named executive officer’s base amount (as defined in Section 280G of the Code) so that no portion of the Parachute Payments received by the named executive officer shall be subject to the Excise Tax, if and only if (i) such reduction in the Parachute Payments produces a better net after-tax position (taking into account any applicable Excise Tax under Section 4999 of the Code and any applicable income tax) than the total payment provided for herein and (ii) there are no other amounts receivable by the named executive officer from the Company which, by their terms, may not be reduced such that no portion of such amounts received by the named executive officer shall be subject to the Excise Tax.

In addition, unvested options and restricted stock that have been awarded to our named executive officers will vest upon any change in control. As of December 31, 2019, our named executive officers held 279,250 unvested options, none of which were “in-the-money”. Additionally, our named executive officers held 495,709 shares of restricted stock on that date, which were unvested.

The following table provides information concerning termination and change in control payments to each of our named executive officers as if the event occurred on December 31, 2019.

Termination and Change in Control Payments Table

Name	Type of Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)(1)	Voluntary Termination ($)	Death / Disability ($)	Change in Control ($)(2)
Robert L.G. Watson	Severance pay	—	1,606,800	—	—	1,606,800
	Option acceleration	—	—	—	—	—
	Restricted stock acceleration		44,887		44,887	44,887
	Total		1,651,887		44,887	1,651,887

Steven P. Harris	Severance pay	—	772,500	—	—	750,000
	Option acceleration	—	—	—	—	—
	Restricted stock acceleration		28,609		28,609	54,500
	Total		801,108		28,609	801,108

Peter A. Bommer	Severance pay	—	849,750	—	—	849,750
	Option acceleration	—	—	—	—	—
	Restricted stock acceleration		23,913		23,913	23,913
	Total		873,663		23,913	873,663

Kenneth W. Johnson	Severance pay	—	849,750	—	—	849,750
	Option acceleration	—	—	—	—	—
	Restricted stock acceleration		47,220		47,220	47,220
	Total		896,970		47,220	896,970

Stephen T. Wendel	Severance pay	—	849,750	—	—	825,000
	Option acceleration	—	—	—	—	—
	Restricted stock acceleration		23,913		23,913	23,913
	Total		873,663		41,728	873,663

(1)

These amounts reflect a lump sum payment equal to 3.0x the named executive officer’s annual base salary as of December 31, 2018. There were no vested or unvested “in-the-money” options for the named executive officers at December 31, 2019. Our named executive officers held 495,709 shares of restricted stock valued at the fair market value as of December 31, 2019.

(2)

The amounts on the severance pay row reflect a 36-month extension of each named execution officer’s employment agreement based on the named executive officer’s base salary on December 31, 2019 and would be paid over the extension period. Our named executive officers held 495,709 shares of restricted stock valued at the fair market value as of December 31, 2019.

Proxy Statement

Compensation of Directors

All compensation paid to directors is limited to non-employee directors. We use a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board.

Compensation. During 2019, each director was paid $1,600 for each board meeting attended and $1,100 for each committee meeting attended. The chairman of the Audit Committee received an additional annual fee of $10,500, the chairman of the Compensation Committee received an additional annual fee of $5,300 and the chairman of the Nominating and Governance Committee received an additional annual fee of $2,100. Each director was paid a retainer of $48,000 per year.

Stock Options. Historically, Abraxas has awarded each director stock options, depending on each director’s length of service, with exercise prices equal to the prevailing market prices at the time of issuance, ranging from $0.99 to $5.38 per share. Each year at the first regular board meeting following the annual meeting, Abraxas awarded each director 25,000 options, in accordance with the terms of the Amended and Restated Abraxas Petroleum Corporation 2005 Non-Employee Directors Long-Term Equity Incentive Plan (the “Directors Plan”).

The Directors Plan currently reserves 640,968 shares of Abraxas common stock, subject to adjustment following certain events, such as stock splits. The maximum annual award for any one director is 100,000 shares. The exercise price of all options awarded is no less than 100% of the fair market value on the date of the award while the option terms and vesting schedules are at the discretion of the Compensation Committee.

Unless otherwise provided in the applicable award agreement, vested awards granted under the Directors Plan shall expire, terminate, or otherwise be forfeited as follows:

•	three months after the date the Company delivers a notice of termination of a participant’s active status, other than in circumstances covered by the following three circumstances:

•	immediately upon termination for misconduct;

•	12 months after the date of death; and

•	36 months after the date on which the director ceased performing services as a result of retirement.

The following table sets forth a summary of compensation for the fiscal year ended December 31, 2019 that Abraxas paid to each director. Abraxas does not sponsor a pension benefits plan, a non-qualified deferred compensation plan or a non-equity incentive plan for its directors; therefore, these columns have been omitted from the following table. Except for reimbursement of travel expenses to attend board and committee meetings, no other or additional compensation for services were paid to any of the directors.

Restricted Stock. Beginning in 2019, Abraxas quit awarding stock options and instead granted shares of restricted stock. Restricted stock was awarded in shares with a market value at the time of the grant equal to $12,000. The restricted shares vest over a three year period, one third per year from the date of the grant. In 2019 each director was granted 9,231 shares at the closing price on the date of the grant of $1.30. There have not been any restricted stock awards awarded to directors in 2020.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Total ($)(3)
Harold D. Carter	55,650	12,000	67,650
Ralph F. Cox	62,900	12,000	74,900
Todd Dittmann(4)	0	0	0
W. Dean Karrash	59,450	12,000	71,450
Jerry J. Langdon	59,700	12,000	71,700
Dennis E. Logue	56,750	12,000	68,750
Brian L. Melton	70,075	12,000	82,075
Angela A. Steffen Meyer	42,800	12,000	54,800
Paul A. Powell, Jr.	56,750	12,000	68,750
Edward P. Russell	53,675	12,000	65,675

(1)	This column represents the amounts paid in cash to each director.
(2)

The amounts in this column reflect the aggregate grant date fair value of restricted stock granted in 2019 to each director calculated in accordance with FASB ASC Topic 718. See the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount.

(3)	The dollar value in this column for each director represents the sum of all compensation reflected in the previous columns.
(4)	Mr. Dittmann was not appointed a member of the Board of Directors until August 12, 2020, therefore, he received no compensation in 2019.

The following table provides information concerning outstanding equity awards at December 31, 2019 for our directors:

Outstanding Equity Awards at Fiscal Year End Table

	OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price ($)	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)
Harold D. Carter	10,000		2.75	9,391	3,139
	10,000		4.51
	10,000		4.32
	10,000		4.50
	10,000		2.36
	10,500		4.13
	12,000		2.90
	12,000		2.39
	12,000		5.38
	25,000		3.66
	25,000		1.34
	25,000		1.87
	25,000		2.87

Ralph F. Cox	10,000		2.75	9,391	3,139
	10,000		4.51
	10,000		4.32
	10,000		4.50
	50,000		0.99
	10,000		1.06
	10,000		2.36
	10,500		4.13
	12,000		2.90
	12,000		2.39
	12,000		5.38
	25,000		3.66
	25,000		1.34
	25,000		1.87
	25,000		2.87

Todd Dittmann	—	—	—

W. Dean Karrash	12,000		2.90	9,391	3,139
	12,000		2.39
	12,000		5.38
	25,000		3.66
	25,000		1.34
	25,000		1.87
	25,000		2.87

Proxy Statement

	OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price ($)	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)

Jerry J. Langdon	12,000		2.39	9,391	3,139
	12,000		5.38
	25,000		3.66
	25,000		1.34
	25,000		1.87
	25,000		2.87

Dennis E. Logue	10,000		2.75	9,391	3,139
	10,000		4.51
	10,000		4.32
	10,000		4.50
	50,000		0.99
	10,000		1.06
	10,000		2.36
	10,500		4.13
	12,000		2.90
	12,000		2.39
	12,000		5.38
	25,000		3.66
	25,000		1.87
	25,000		1.34
	25,000		2.87

Brian L. Melton	75,000		1.64	9,391	3,139
	10,000		2.36
	10,500		4.13
	12,000		2.90
	12,000		2.39
	12,000		5.38
	25,000		3.66
	25,000		1.34
	25,000		1.87
	25,000		2.87

Angela A. Steffen Meyer	—	—	—	9,391	3,139

Paul A. Powell, Jr.	10,000		2.75	9,391	3,139
	10,000		4.51
	10,000		4.32
	10,000		4.50
	10,000		1.06
	10,000		2.36
	10,500		4.13
	12,000		2.90
	12,000		2.39
	12,000		5.38
	25,000		3.66
	25,000		1.34
	25,000		1.87
	25,000		2.87

	OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price ($)	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)
Edward P. Russell	75,000		1.64	9,391	3,139
	10,000		2.36
	10,500		4.13
	12,000		2.90
	12,000		2.39
	12,000		5.38
	25,000		3.66
	25,000		1.34
	25,000		1.87
	25,000		2.87

(1)

The options awarded to each non-employee director at the first regular board meeting following the annual meeting vest immediately. Other option awards vest in twenty-five percent (25%) increments each year for four (4) years on the anniversary of the grant date.

(2)	For awards granted after January 1, 2018, the vesting schedule for all restricted stock awards changed to 33.3% each year for three years.
(3)

The market value was calculated based on the closing price of Abraxas’ common stock on December 31, 2019 of $0.34 per share multiplied by the number of shares of stock that had not vested as of December 31, 2019.

Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

On February 21, 2007, the Board of Directors adopted a formal written related person transaction approval policy, which sets out Abraxas’ policies and procedures for the review, approval, or ratification of “related person transactions.” For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which Abraxas is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by Abraxas to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person;”

•	transactions available to all employees or all stockholders on the same terms;

•

purchases of supplies from Abraxas in the ordinary course of business at the same price and on the same terms as offered to any other purchasers, regardless of whether the transactions are required to be reported in Abraxas’ filings with the SEC; and

•	transactions which when aggregated with the amount of all other transactions between the related person and Abraxas involve less than $10,000 in a fiscal year.

Our Audit Committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it shall be brought to the Audit Committee for ratification, amendment or rescission. The chairman of our Audit Committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the chairman must be reported to our Audit Committee at its next regularly scheduled meeting.

Our Audit Committee will analyze the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to Abraxas;

•	whether the transaction is material to Abraxas;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interest of all related persons in the related person transaction.

Related Party Transactions

There have been no related party transactions since January 1 2019.

Our Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Abraxas and the related person following certain procedures designated by the Audit Committee.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP (“BDO”) provided audit services to Abraxas for the year ended December 31, 2019. On July 20, 2020, Abraxas’ Audit Committee and Board of Directors appointed Akin, Doherty, Klein & Feuge, PC (“ADKF”) to serve as Abraxas’ independent registered public accounting firm for the fiscal year ending December 31, 2020, and approved the dismissal of BDO and dismissed BDO on July 21, 2020. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of Abraxas for ratification at the Annual Meeting. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its stockholders. If our stockholders do not ratify the selection of ADKF, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

As previously disclosed in Abraxas’ Current Report on Form 8-K filed on July 22, 2020, the reports of BDO on Abraxas’ financial statements for the two fiscal years ended December 31, 2018 and 2019 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2018 and 2019, and the subsequent interim periods through BDO’s dismissal, there were no disagreements with BDO on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of BDO, would have caused the firm to make reference to the matter in their report and no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that as reported in Part II, Item 9A of the Abraxas’ Annual Report on Form 10-K for the year ended December 31, 2019 and as reported in Part I, Item 4 of the Abraxas’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, Abraxas reported a material weakness in its internal control over financial reporting.

Abraxas provided BDO with a copy of its Current Report on Form 8-K filed on July 22, 2020, and requested BDO to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of BDO’s letter, dated July 22, 2020, was attached as Exhibit 16.1 to such report.

A representative of each of BDO and ADKF will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting in person (including virtually) or represented by proxy and entitled to vote on the matter is necessary to ratify the appointment of Abraxas’ independent registered public accounting firm. The proxy card provides a means for stockholders to vote for the ratification of the selection of Abraxas’ independent registered public accounting firm, to vote against it or to abstain from voting with respect to it. If a stockholder executes and returns a proxy, but does not specify how the shares represented by such stockholder’s proxy are to be voted, such shares will be voted FOR the ratification of selection of Abraxas’ independent registered public accounting firm. Abstentions will have the same legal effect as a vote against the proposal. This proposal is a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Akin, Doherty, Klein & Feuge, PC, as Abraxas’ independent registered public accounting firm for the fiscal year ending December 31, 2020.

Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of Abraxas’ financial statements, Abraxas’ compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of Abraxas’ internal audit function, and risk assessment and risk management. The Audit Committee manages Abraxas’ relationship with its independent registered public accounting firm (which report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Abraxas for such advice and assistance.

Abraxas’ management is primarily responsible for Abraxas’ internal control and financial reporting process. Abraxas’ independent registered public accounting firm is responsible for performing an independent audit of Abraxas’ consolidated financial statements and internal control over financial reporting, and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles. The Audit Committee monitors Abraxas’ financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1.    The Audit Committee has reviewed and discussed the audited financial statements with Abraxas’ management.

2.    The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”).

3.    The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB and the SEC regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

4.    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Abraxas’ Annual Report on Form 10-K for the year ended December 31, 2019, and for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Audit Committee.

Brian L. Melton, Chairman

Ralph F. Cox

Angela A. Steffen Meyer

PRINCIPAL AUDITOR FEES AND SERVICES

Audit Fees. The aggregate fees billed by BDO for professional services rendered for the audit of Abraxas’ annual financial statements for the years ended December 31, 2019 and 2018, the reviews of the condensed consolidated financial statements included in Abraxas’ quarterly reports on Form 10-Q for the years ended December 31, 2019 and, 2018 and the preparation and delivery of consents, comfort letters and other similar documents, were $530,000 and $473,000, respectively.

Audit-Related Fees. The aggregate fees billed by BDO for assurance and related services that were reasonably related to the performance of the audit or review of Abraxas’ financial statements which are not reported in “audit fees” above, for the years ended December 31, 2019 and, 2018, were $0 and $0, respectively.

Tax Fees. The aggregate fees billed by BDO for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2019 and, 2018, were $143,032 and $187,493, respectively.

All Other Fees. The aggregate fees billed by BDO for other services, exclusive of the fees disclosed above relating to financial statement audit and audit-related services and tax compliance, advice or planning, for the years ended December 31, 2019 and, 2018, were $9,166 and $0, respectively.

Consideration of Non-audit Services Provided by the Independent Registered Public Accounting Firm. The Audit Committee has considered whether the services provided for non-audit services are compatible with maintaining BDO’s independence, and has concluded that the independence of such firm has been maintained.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee approved all of the fees described above. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting.

Proxy Statement

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Abraxas asks that you indicate your support for our executive compensation policies and practices as described in our Compensation Discussion & Analysis, accompanying tables and related narrative contained in this proxy statement beginning on page 17. Your vote is advisory and will not be binding on the Board of Directors; however, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Compensation Committee is responsible for executive compensation and works to structure a compensation plan that reflects Abraxas’ underlying compensation philosophy of aligning the interests of our executive officers with those of our stockholders. Key elements of this philosophy are:

•

establishing compensation plans that deliver base salaries which are competitive with companies in our peer group, within Abraxas’ budgetary constraints and commensurate with Abraxas’ salary structure;

•	rewarding outstanding performance; and

•	providing equity-based incentives to ensure motivation over the long-term to respond to Abraxas’ business challenges and opportunities as owners rather than just as employees.

Based on the above, and pursuant to Section 14A of the Exchange Act, we request that stockholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis, the compensation tables and the related narrative discussion of this proxy statement.

Vote Required

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present in person (including virtually) or by proxy and entitled to vote on this proposal at the Annual Meeting is necessary to approve this proposal. The form of proxy provides a means for stockholders to vote for the approval of this proposal. If a stockholder executes and returns a proxy, but does not specify how the shares represented by such stockholder’s proxy are to be voted, such shares will be voted FOR this proposal. Under applicable Nevada law, in determining whether this item has received the requisite number of affirmative votes, broker non-votes will not be counted and will have no effect. Abstentions are treated as present and entitled to vote and will have the same effect as a vote against this item.

As an advisory vote, this proposal is nonbinding. Although the vote is nonbinding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our NEOs. We have held such advisory votes on executive compensation each year since 2011.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our NEOs.

STOCKHOLDER PROPOSALS FOR 2021 ABRAXAS ANNUAL MEETING

Abraxas intends to hold its next annual meeting during the second quarter of 2021, according to its normal schedule. In order to be included in the proxy material for the 2021 Annual Meeting, Abraxas must receive eligible proposals from stockholders intended to be presented at the annual meeting a reasonable time before the Company begins to print and send its proxy materials or the Notice of Internet Availability. Consistent with past practices, the Company suggests that such proposals be received on or before December 6, 2020, directed to the Abraxas Secretary at the address indicated on the first page of this proxy statement.

According to our Amended and Restated Bylaws, Abraxas must receive timely written notice of any stockholder nominations and proposals to be properly brought before the 2021 Annual Meeting. To be timely, such notice must be delivered to the Abraxas Secretary at the principal executive offices set forth on the first page of this proxy statement between February 5, 2021 and the close of business on March 6, 2021. The written notice must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on Abraxas’ books, and of such beneficial owner, if any, (ii) (a) the class or series and number of Abraxas shares which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of Abraxas shares or with a value derived in whole or in part from the value of any class or series of Abraxas shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of Abraxas capital stock or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of Abraxas shares, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any Abraxas security, (d) any short interest in any Abraxas security (a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the Abraxas shares owned beneficially by such stockholder that are separated or separable from the underlying Abraxas shares, (f) any proportionate interest in Abraxas shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (g) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to, based on any increase or decrease in the value of Abraxas shares or Derivative Instruments, if any, as of the date of such notice including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.

As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, the notice must set forth (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (or any successor rule) if the stockholder making the nomination and any beneficial

Proxy Statement

owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and include a completed, dated and signed questionnaire, representation and agreement.

To be eligible to be a nominee for election or reelection as a director of Abraxas, a person must deliver (in accordance with the time periods prescribed above for delivery of notice) to the Secretary at the principal executive offices of Abraxas a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of Abraxas, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Abraxas or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of Abraxas, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Abraxas with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Abraxas, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Abraxas. Abraxas may also require any proposed nominee to furnish such other information as may reasonably be required by Abraxas to determine the eligibility of such proposed nominee to serve as an independent director of Abraxas or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

As the 2021 Annual Meeting is more than 30 days from November 10, 2021 (the anniversary of the 2020 Annual Meeting), the dates for submission of proposals to be included in the proxy materials and for business to be properly brought before the 2021 Annual Meeting have changed according to Abraxas’ Amended and Restated Bylaws and Regulation 14A under the Exchange Act. A copy of Abraxas’ Amended and Restated Bylaws setting forth the advance notice provisions and requirements for submission of stockholder nominations and proposals may be obtained from the Abraxas Secretary at the address indicated on the first page of this proxy statement.

OTHER MATTERS

No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a stockholder’s vote arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of Abraxas. If a nominee for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of Abraxas.

Upon the written request of any person whose proxy is solicited hereunder, Abraxas will furnish without charge to such person a copy of its annual report filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2019. Such written request is to be directed to Investor Relations, 18803 Meisner Drive, San Antonio, Texas 78258.

By Order of the Board of Directors

Robert L.G. Watson

Chairman of the Board, President, and

Chief Executive Officer

San Antonio, Texas

September 30, 2020

Annual Meeting of Abraxas Petroleum Corporation

to be held on Tuesday, November 10, 2020

for Holders of Record as of September 15, 2020

This Proxy is Being Solicited on behalf of the Board of Directors

The undersigned stockholder of Abraxas Petroleum Corporation (the “Company”), hereby appoints Robert L.G. Watson and Steven P. Harris, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and hereby authorizes them to represent and to vote, as instructed on the reverse side, all the shares of Abraxas common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 10, 2020, in a virtual-only meeting format, by live audio webcast (please visit www.proxydocs.com/AXAS for more details and to register to attend the meeting) and any adjournment thereof, with all powers which the undersigned would possess if personally present, conferring authority upon such proxies to vote in their discretion on such other matters or postponement as may properly come before the meeting. This Proxy revokes any proxy heretofore given with respect to the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Abraxas dated September 30, 2020.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

Please mark vote as indicated in this example	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 ALL OF WHICH HAVE BEEN PROPOSED BY THE BOARD OF DIRECTORS.

1.	To elect as director to the Abraxas Board of Directors the nominee below for a term of three years:

	FOR	AGAINST	ABSTAIN
01 Robert L.G. Watson	☐	☐	☐

02 Todd Dittmann	☐	☐	☐

		FOR	AGAINST	ABSTAIN
(2)	To ratify the appointment of Akin, Doherty, Klein & Feuge, PC as Abraxas’ independent registered public accounting firm for the year ended December 31, 2020.	☐	☐	☐

(3)	To approve, by advisory vote, the compensation of the Company’s named executive officers .	☐	☐	☐

(4) To transact any other business that has been properly brought before the meeting in accordance with the provisions of the Company’s Amended and Restated Bylaws.
Authorized Signatures - This section must be completed for your instructions to be executed.

Date: 2020

Please Sign Here

Please Sign Here

Title

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

VOTE BY INTERNET:	The web address is www.proxyvoting.com/axas. You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

VOTE BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form

Call « « Toll Free « « On a Touch-Tone Telephone

1-800-730-7360

There is NO CHARGE to you for this call

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:

If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If yow select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

THANK YOU FOR VOTING.

CONTROL NUMBER for Telephone/Internet Voting